REGISTRATION NO. [                    ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OXIS International, Inc.

(Name of small business issuer in its charter)

Delaware		94-1620407
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Classification Code Number)

6040 N. Cutter Circle, Suite 317

Portland, Oregon 97217

(503) 283-3911

(Address and telephone number of principal executive offices and principal place of business)

OXIS International, Inc.

6040 N. Cutter Circle, Suite 317

Portland, Oregon 97217

(503) 283-3911

(Name, address and telephone number of agent for service)

Copies to:

Richard Scudellari, Esq.

Randolph G. McCalla, Esq.

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

(650) 813-5600

(650) 494-0792 (fax)

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.001	12,264,158	$0.40	$4,905,663.20	$577.40
Shares of common stock, par value $0.001(3)	6,438,685	$0.66	$4,249,532.10	$500.17
Shares of common stock, par value $0.001(4)	6,438,681	$1.00	$6,438,681.00	$757.84
Total	25,141,524		$15,593,876.30	$1,835.41

(1)	All 25,141,524 shares registered pursuant to this registration statement are to be offered by the selling shareholders. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced below.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, using the average of the high and low price as reported on the Over the Counter Bulletin Board on February 23, 2005.
(3)	Represents a total of 6,438,685 shares of common stock issuable upon the exercise of warrants held by the selling shareholders.
(4)	Represents a total of 6,438,681 shares of common stock issuable upon the exercise of warrants held by the selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 25, 2005

PROSPECTUS

OXIS International, Inc.

25,141,524 Shares of

Common Stock

This prospectus relates to an aggregate of up to 25,141,524 shares of our common stock, which may be offered by the selling shareholders identified in this prospectus for their own account. Of such shares, 12,264,158 shares were outstanding as of February 25, 2005, and 12,877,366 shares are issuable upon exercise of warrants that we have issued to the selling shareholders. Our filing of the registration statement of which this prospectus is a part is intended to satisfy our obligations to certain of the selling shareholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them. The selling shareholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any proceeds from the sale of the shares by these selling shareholders. We may, however, receive proceeds in the event that some or all of the warrants held by the selling shareholders are exercised.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “OXIS.OB”. The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on February 23, 2005 was $0.40.

Investing in our common stock involves a high degree of risk.

See “ Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2005

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

NOTICE ABOUT FORWARD-LOOKING STATEMEN TS

This prospectus, any supplement to this prospectus and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and other sections of this prospectus.

The statements contained in this Registration Statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding our expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements include, without limitation, statements regarding: (i) our intention to provide a more effective diagnostic predictor test for patients at risk of cardiac events, and to submit this product for FDA diagnostic approval and subsequently for commercial launch by the first quarter of 2006; (ii) our plans to conduct collaborative research to design an oxidative stress paradigm to diagnose the early onset of potentially fatal human and animal diseases; (iii) the initial focus of such collaborative research including diseases, including Bovine Spongiform Encephalopathy (BSE; Mad Cow Disease); Creutzfeld Jacob Disease (CJD; human variant of BSE); Type II Diabetes with associated cardiovascular mortality; atherosclerosis and cardiac morbidity; hepatitis with liver failure; and neurodegenerative disorders, such as Alzheimer’s disease and stroke; (iv) our intention to attempt to develop diagnostic biomarkers that can identify at an early stage the presence of a disease state, distinguish which patients are most suited for a particular drug, and provide feedback to the physician on how well the drug is working; (v) our intention to focus on and intensify our efforts to consummate diagnostic, pharmaceutical and nutraceutical relationships and/or strategic partnerships with larger companies for the purpose of further developing and exploiting our antioxidant molecules; (vi) our plan to continue to evaluate our therapeutics classes of small molecular weight antioxidant molecules for further development as our financial resources permit; (vii) our intention to file new patent applications related to our current products under development, pursue acquisitions on a selective basis, and expand our marketing efforts in both commercial and research markets; (viii) our estimate that there are more than 10,000 scientists and clinicians who are working directly in research on free radical biochemistry, and who are potential customers for these research assays; (ix) our belief that our assays offer advantages over conventional laboratory methods, including ease of use, speed, specificity and accuracy; (x) our belief that our new products and technologies show considerable promise; (xi) our belief that we currently are in compliance with all such regulations and our intention that in the future all of our diagnostic and therapeutic developments will be in compliance with these regulations; (xii) our belief that our relationship with our employees is good; (xiii) our belief that our facilities are adequate for the immediate future; (xiv) our belief that the $6,500,000 in additional capital received in the form of private placement of equity will allow us to continue operating in accordance with our current plans for 2005; (xv) our expectation that our research and development expenses will increase as we attempt to develop potential products; and (xvi) our expectation to have smaller losses in 2005.

All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results could differ materially from those included in such forward-looking statements. Factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to, the following: (1) we may not be able to obtain necessary financing; (2) the cost of complying with the regulatory requirements related to being listed on a stock exchange in France may exceed expectations; (3) Axonyx Inc. holds the voting power to control matters affecting us, and such concentration of voting power could have the effect of delaying, deterring or preventing a change of control; (4) uncertainties exist relating to issuance, validity and ability to enforce and protect patents, other intellectual property and certain proprietary information; (5) the potential for patent-related litigation expenses and other costs resulting from claims asserted against us or our customers by third parties; (6) our products may not meet product performance specifications; (7) new products may be unable to compete successfully in either existing or new markets; (8) availability and future costs of materials and other operating expenses; (9) weakness in the global economy and changing market conditions, together with general economic conditions affecting our target industries, could cause the our operating results to fluctuate; (10) the risks involved in international operations and sales; and (11) disclosure controls cannot prevent all error and all fraud. For a more detailed explanation of such risks, please see the section entitled “Risk Factors” beginning on page 5 of this Registration Statement. Such risks, as well as such other risks and uncertainties as are detailed in our SEC reports and filings for a discussion of the factors that could cause actual results to differ materially from the forward- looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.

The following discussion should be read in conjunction with the audited consolidated financial statements and the notes included in this Registration Statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Registration Statement.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, throughout this prospectus the terms “OXIS International”, “OXIS”, the “Company”, “we”, “us” or “our” refer to OXIS International, Inc.

Our Company

OXIS is a biopharmaceutical/nutraceutical company engaged in the development of research assays, diagnostics, nutraceutical and therapeutic products, which include new technologies applicable to conditions and/or diseases associated with oxidative stress. Oxidative stress is associated with an excess of free radicals, reactive oxygen species (“ROS”), and/or a decrease in antioxidant levels with a resultant development of tissue or organ damage. Oxidative stress can cause tissue injury by triggering cell death or inciting a tissue-damaging inflammatory response. We have invested significant resources to build an early and substantial patent position on both our antioxidant therapeutic technologies and selected oxidative stress assays.

We market diagnostic assays and fine chemicals to research laboratories and other customers. Our biopharmaceutical and nutraceutical discovery and research efforts are focused on new drugs and compounds to treat diseases associated with tissue damage from free radicals and ROS. We derive revenues primarily from sales of research assays, as well as fine chemicals such as Ergothioneine to researchers and the cosmetics industry. Our diagnostic products include twenty-five assays to measure markers of oxidative stress.

We are pursuing the development of a cardiovascular predictor product intended to provide a more effective diagnostic predictor test for patients at risk of cardiac events before they occur. In 2005, the total economic cost of cardiovascular disease is estimated at $393 billion by the Heart Disease and Stroke Statistics, 2005 Update. Early detection of cardiovascular disease may not only contribute to health and wellness, but also may reduce health care costs. We are developing this product through the combination of our myeloperoxidase assay (“MPO”) with other assays currently in-house (as well as with other assays under development). Our current plan is to submit this product for FDA diagnostic approval and subsequently for commercial launch by the first quarter of 2006. No assurances can be given that this development project will be successful, FDA approval will be obtained, or that a commercially viable product will be successfully launched.

In 1965 Diagnostic Data, Inc. was incorporated in the State of California. We changed our state of incorporation to the State of Delaware in 1972; and changed our name to DDI Pharmaceuticals, Inc. in 1985. In 1994, we merged with International BioClinical, Inc. and Bioxytech S.A. and changed our name to OXIS International, Inc. Our principal executive offices and assay manufacturing facilities are located at 6040 N. Cutter Circle, Suite 317, Portland OR 97217 and our telephone number is (503) 283-3911.

The Offering

Common stock offered by selling shareholders (including shares underlying warrants)	25,141,524 shares, assuming full exercise of the warrants. This number represented approximately 46.40% of our current outstanding stock as of February 25, 2005. (1)

Common stock to be outstanding after the offering	54,185,740 shares (assuming full exercise of the warrants)

Proceeds to OXIS

We will not receive proceeds from the resale of shares by the selling shareholders. If all warrants are fully exercised without using any applicable cashless exercise provisions, we will receive approximately $10,688,213.10 in cash from the warrant holders.

Use of proceeds	Working capital

Over the Counter Bulletin Board Symbol	OXIS.OB

(1)	Based on 41,308,374 shares of common stock outstanding as of February 25, 2005, which excludes: (i) up to 4,435,697 shares of common stock issuable upon exercise of employee and consultant stock options, (ii) warrants to purchase an aggregate of 712,500 shares of common stock at a price of $0.50 per share and (iii) warrants to purchase an aggregate of 2,337,969 shares of common stock at a price of $1.00 per share. The warrants described in this footnote are not being registered for resale.

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following discussion highlights some of these risks and others are discussed elsewhere in this prospectus.

We will need additional financing in order to complete our development and commercialization programs.

As of December 31, 2004, we had an accumulated deficit of approximately $62,150,000. We currently do not have sufficient capital resources to complete the development and commercialization of our antioxidant therapeutic technologies and oxidative stress assays, and no assurances can be given that we will be able to raise such capital in the future on terms favorable to us, or at all. The unavailability of additional capital could cause us to cease or curtail our operations and/or delay or prevent the development and marketing of our potential products. In addition, we may choose to abandon certain issued United States and international patents that we deem to be of lesser importance to our strategic direction, in an effort to preserve our financial resources.

Our future capital requirements will depend on many factors including the following:

•	continued scientific progress in our research and development programs and the commercialization of additional products;

•	the cost of our research and development and commercialization activities and arrangements, including sales and marketing;

•	the costs associated with the scale-up of manufacturing;

•	the success of pre-clinical and clinical trials;

•	the establishment of and changes in collaborative relationships;

•	the time and costs involved in filing, prosecuting, enforcing and defending patent claims;

•	the time and costs required for regulatory approvals;

•	technological competition and market developments; and

•	the cost of complying with the requirements of the AMF in France.

We may experience disruption or may fail to achieve any benefits in connection with the recent changes in executive management and in Board membership.

During the second quarter of 2004, our Chief Executive Officer retired, and during the third quarter of 2004 our Chief Operating and Financial Officer left the employment of the Company. As a result, others who have limited experience with the Company have been appointed to serve as acting Chief Executive Officer, acting Chief Operating Officer and acting Chief Financial Officer, until full-time replacements are appointed. In addition, during 2004 and early 2005, following the acquisition of a then-majority interest in the Company by Axonyx, eight directors have resigned from the Board resulting in a three person Board. Two out of the three directors currently serving on the Board commenced their service on the Board during 2004. There can be no assurances that these changes will not cause a disruption in, or otherwise adversely affect, our business and results of operations.

If we fail to attract and retain key personnel, our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. We cannot predict whether we will be successful in finding suitable new candidates for the positions of Chief Executive Officer and Chief Financial Officer, or that any new officers filling such roles within the Company will be successful. The loss of services of executive officers or key personnel or the inability to attract qualified personnel could have a material adverse effect on our financial condition and business.

Our future profitability is uncertain.

We cannot predict our ability to reduce our costs or achieve profitability. Our research and development expenses are expected to increase as we attempt to develop potential products. As evidenced by the substantial net losses during 2004, losses and expenses may increase and fluctuate from quarter to quarter. There can be no assurance that we will ever achieve profitable operations.

We have no biopharmaceutical or clinical diagnostic products available for sale and we may never be successful in developing products suitable for commercialization.

All of our biopharmaceutical and clinical diagnostic candidates are at an early stage of development and all of such therapeutic and clinical diagnostic candidates will require expensive and lengthy testing and regulatory clearances. None of our therapeutic or clinical diagnostic candidates have been approved by regulatory authorities. We have no therapeutic or clinical diagnostic products available for sale and we may not have any products commercially available for several years, if at all. There are many reasons that we may fail in our efforts to develop our therapeutic and clinical diagnostic candidates, including:

•	our therapeutic and clinical diagnostic candidates may be ineffective, toxic or may not receive regulatory clearances,

•	our therapeutic and clinical diagnostic candidates may be too expensive to manufacture or market or may not achieve broad market acceptance,

•	third parties may hold proprietary rights that may preclude us from developing or marketing our therapeutic and clinical diagnostic candidates, or

•	third parties may market equivalent or superior products.

Axonyx holds the voting power to control matters affecting us.

Axonyx owns approximately 33.8% of our issued and outstanding stock and as our controlling shareholder may influence our business direction and policies, and, thus, may have the ability to control material decisions affecting us. In addition, such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years unless the transaction meets certain conditions. Section 203 also limits the extent to which an interested shareholder can receive benefits from our assets. These provisions could complicate or prohibit certain financing of the Company by Axonyx, or limit the price that other investors might be willing to pay in the future for shares of our common stock.

In addition, there is a risk that the trading price of OXIS’s stock could be adversely affected by Axonyx’s financial or operating results, if such results fail to meet analysts’ expectations.

If we are unable to develop and maintain alliances with collaborative partners, we may have difficulty developing and selling our products and services.

Our ability to realize significant revenues from new products and technologies is dependent upon, among other things, our success in developing business alliances and licensing arrangements with nutraceutical/biopharmaceutical and/or health related companies to develop and market these products. To date, we have had limited success in establishing such business alliances and licensing arrangements and there can be no assurance that our efforts to develop such business relationships will be successful. Further, relying on these or other alliances is risky to our future success because:

•	our partners may develop products or technologies competitive with our products and technologies;

•	our partners may not devote sufficient resources to the development and sale of our products and technologies;

•	our collaborations may be unsuccessful; or

•	we may not be able to negotiate future alliances on acceptable terms.

If the sales or development cycles for research assays and fine chemicals lengthen unexpectedly, our revenues may decline or not grow as anticipated and our results from operations may be harmed.

Our revenues and quarterly results have fluctuated historically and may continue to fluctuate, which could cause our stock price to decrease.

Our revenues and operating results may fluctuate due in part to factors that are beyond our control and which we cannot predict. Material shortfalls in revenues will materially adversely affect our results and may cause us to experience losses. In particular, our revenue growth and profitability depend on sales of our research assays and fine chemicals. Factors that could cause sales for these products and other products to fluctuate include:

•	an inability to produce products in sufficient quantities and with appropriate quality;

•	an inability to obtain sufficient raw materials;

•	the loss of or reduction in orders from key customers;

•	variable or decreased demand from our customers;

•	the receipt of relatively large orders with short lead times;

•	our customers’ expectations as to how long it takes us to fill future orders;

•	customers’ budgetary constraints and internal acceptance review procedures;

•	the fact that there may be only a limited number of customers that are willing to purchase our research assays and fine chemicals;

•	a long sales cycle that involves substantial human and capital resources; and

•	potential downturns in general or in industry specific economic conditions.

Each of these factors has impacted, and may in the future impact, the demand for our products and our quarterly operating results.

Our stock price is highly volatile, and you may not be able to sell your shares of our common stock at a price greater than or equal to the price you paid for such shares.

The market price of our common stock is extremely volatile. To demonstrate the volatility of our stock price, during the twelve-month period ending on December 31, 2004, the volume of our common stock traded on any given day has ranged from 0 to 542,342 shares. Moreover, during that period, our common stock has traded as low as $0.32 per share and as high as $0.90 per share, a 281.25% difference. This may impact your decision to buy or sell our common stock. Factors affecting our stock price include:

•	our financial results;

•	fluctuations in our operating results;

•	Axonyx’s financial and operating results;

•	announcements of technological innovations or new commercial health care products or therapeutic products by us or our competitors;

•	government regulation;

•	developments in patents or other intellectual property rights;

•	developments in our relationships with customers and potential customers; and

•	general market conditions.

Furthermore, volatility in the stock price of other companies has often led to securities class action litigation against those companies. Any such securities litigation against us could result in substantial costs and divert management’s attention and resources, which could seriously harm our business and financial condition.

Changes in accounting standards regarding stock option plans could increase our reported losses, cause our stock price to decline and limit the desirability of granting stock options.

The Financial Accounting Standards Board has issued regulations that eliminate the ability to account for share-based compensation transactions using the intrinsic method that we currently use and generally would require that such transactions be accounted for using a fair-value-based method and recognized as an expense in our consolidated statement of operations. As currently contemplated, we will be required to expense stock options after June 15, 2005. Currently, we generally only disclose such expenses on a pro forma basis in the notes to our consolidated financial statements in accordance with accounting principles generally accepted in the United States. Expensing such stock options will add to our losses or reduce our profits, if any. In addition, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program.

We depend on a single supplier for our bSOD product and we do not expect to be able to maintain sales of our bSOD product due to the lack of availability of raw material. Future availability or a new formulation of this raw material is unknown at this time.

We depend on a single supplier to provide bovine Superoxide Dismutase (bSOD) in required volumes, and at appropriate quality and reliability levels. The availability of raw material required is now compromised and we are unable to get manufacturing equipment, produce bSOD, or develop an alternative supplier in a timely fashion or in sufficient quantities or under acceptable terms. Accordingly, we do not expect future sales of bSOD.

Our success will require that we establish a strong intellectual property position and that we can defend ourselves against intellectual property claims from others.

Maintaining a strong patent position is important to our competitive advantage. Litigation on these matters has been prevalent in our industry and we expect that this will continue. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and the extent of future protection is highly uncertain, so there can be no assurance that the patent rights we have or may obtain will be valuable. Others may have filed, or may in the future file, patent applications that are similar or identical to ours. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot assure investors that any such patent applications will not have priority over our patent applications. Further, we may choose to abandon certain issued United States and international patents that we deem to be of lesser importance to our strategic direction, in an effort to preserve our financial resources. Abandonment of patents could substantially affect the scope of our patent protection. In addition, we may in future periods incur substantial costs in litigation to defend against patent suits brought by third parties or if we initiate such suits.

In addition to patent protection, we also rely upon trade secret protection for our confidential and proprietary information. There can be no assurance, however, that such measures will provide adequate protection for our trade secrets or other proprietary information. In addition, there can be no assurance that trade secrets and other proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our trade secrets and other proprietary information. If we cannot obtain, maintain or enforce intellectual property rights, competitors can design and commercialize competing technologies.

We may face challenges from third parties regarding the validity of our patents and proprietary rights, or from third parties asserting that we are infringing their patents or proprietary rights, which could result in litigation that would be costly to defend and could deprive us of valuable rights.

Extensive litigation regarding patents and other intellectual property rights has been common in the biotechnology and pharmaceutical industries. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings, and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

•	enforce patents that we own or license;

•	protect trade secrets or know-how that we own or license; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

Our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of its technical and management personnel. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. An adverse determination in a judicial or administrative proceeding, or a failure to obtain necessary licenses, may restrict or prevent us from manufacturing and selling our products. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes could materially harm our business, financial condition and results of operations.

We may be exposed to liability due to product defects.

The risk of product liability claims is inherent in the testing, manufacturing, marketing and sale of our products. We may seek to acquire additional insurance for liability risks. We may not be able to obtain such insurance or general product liability insurance on acceptable terms or in sufficient amounts. A product liability claim or recall could have a serious adverse effect on our business, financial condition and results of operations.

Disclosure controls are no assurance that the objectives of the control system are met.

Our management, including the principal executive officer and principal financial officer, do not expect that our disclosure controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, could have been detected and/or prevented.

Risks Related to Our Common Stock

Our common stock is traded on the OTCBB, which may be detrimental to investors.

Our shares of common stock are currently traded on the Over the Counter Bulletin Board (“OTCBB”). Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.

Our common stock may be subject to “penny stock” rules which may be detrimental to investors.

Our common stock may be, or may become, subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. Applicability of this rule would adversely affect the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock may be, or may become, subject to the regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) for “penny stock”. Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

We will incur certain expenses in connection with this registration.

We are required to pay the fees and expenses incurred by us incident to the registration of the shares under this registration statement of which this prospectus is a part. We have also agreed to indemnify certain of the selling shareholders against losses, claims, damages and liabilities arising out of relating to any misstatements or omissions in this registration statement or prospectus, including liabilities under the Securities Act.

USE OF PROCEEDS

This prospectus relates to 25,141,524 shares of our common stock, which may be sold from time to time by the selling shareholders. We will not receive any part of the proceeds from the sale of common stock by the selling shareholders. If all warrants are fully exercised without using any applicable cashless exercise provisions, we will receive approximately $10,688,213 in cash from the warrant holders. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The market represented by the OTCBB is extremely limited and the price for our common stock quoted on the OTCBB is not necessarily a reliable indication of the value of our common stock. The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported on the OTCBB. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

YEAR	PERIOD	HIGH	LOW
Fiscal Year 2003	First Quarter	$0.28	$0.12
	Second Quarter	$0.58	$0.12
	Third Quarter	$0.51	$0.22
	Fourth Quarter	$0.78	$0.20
Fiscal Year 2004	First Quarter	$0.90	$0.52
	Second Quarter	$0.84	$0.45
	Third Quarter	$0.69	$0.32
	Fourth Quarter	$0.65	$0.41
Fiscal Year 2005	First Quarter	$0.57	$0.34

Shareholders

As of February 25, 2005, we had approximately 41,308,374 shares of common stock issued and outstanding which were held by approximately 4,500 shareholders, including approximately 3,500 shareholders who hold their shares in street name. The transfer agent for our common stock is EquiServe Trust Company, 250 Royall Street, Canton, MA 02021.

DIVIDEND POLICY

Our board of directors determines any payment of dividends. The Company utilizes its assets to develop its business and, consequently, has never paid a dividend and does not expect to pay dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

BUSINESS

Introduction

OXIS International, Inc. (“OXIS” or “the Company”) is a biopharmaceutical/nutraceutical company engaged in the development of research assays, diagnostics, nutraceutical and therapeutic products, which include new technologies applicable to conditions and/or diseases associated with oxidative stress. Oxidative stress is associated with an excess of free radicals, reactive oxygen species (“ROS”), and/or a decrease in antioxidant levels with a resultant development of tissue or organ damage. Oxidative stress can cause tissue injury by triggering cell death or inciting a tissue-damaging inflammatory response. We have invested significant resources to build an early and substantial patent position on both our antioxidant therapeutic technologies and selected oxidative stress assays.

In 1965, Diagnostic Data, Inc. was incorporated in the State of California. The Company changed its incorporation to the State of Delaware in 1972; and changed its name to DDI Pharmaceuticals, Inc. in 1985. In 1994, the Company merged with International BioClinical, Inc. and Bioxytech S.A. and changed its name to OXIS International, Inc. The Company’s principal executive offices and assay manufacturing facilities are located in a 15,000 sq. ft. facility at 6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217.

We market diagnostic assays and fine chemicals to research laboratories and other customers. Our biopharmaceutical and nutraceutical discovery and research efforts are focused on new drugs and compounds to treat diseases associated with tissue damage from free radicals and ROS. We derive revenues primarily from sales of research assays, as well as fine chemicals such as Ergothioneine to researchers and the cosmetics industry. Our diagnostic products include twenty-five assays to measure markers of oxidative stress.

We are pursuing the development of a cardiovascular predictor product intended to provide a more effective diagnostic predictor test for patients at risk of cardiac events before they occur. In 2005, the total economic cost of cardiovascular disease is estimated at $393 billion by the Heart Disease and Stroke Statistics, 2005 Update. Early detection of cardiovascular disease may not only contribute to health and wellness, but also may reduce health care costs. We are developing this product through the combination of our MPO assay with other assays currently in-house (as well as with other assays under development). Our current plan is to submit this product for FDA diagnostic approval and subsequently for commercial launch by the first quarter of 2006. No assurances can be given that this development project will be successful, FDA approval will be obtained, or that a commercially viable product will be successfully launched.

In early 2005, we announced our plans to conduct collaborative research with selective scientists and university laboratories to design an oxidative stress paradigm to diagnose the early onset of potentially fatal human and animal diseases. The initial focus of this study should include the following diseases: Bovine Spongiform Encephalopathy (BSE; Mad Cow Disease); Creutzfeld Jacob Disease (CJD; human variant of BSE); Type II Diabetes with associated cardiovascular mortality; atherosclerosis and cardiac morbidity; hepatitis with liver failure; and neurodegenerative disorders, such as Alzheimer’s disease and stroke. We intend to attempt to develop diagnostic biomarkers that can identify at an early stage the presence of a disease state, distinguish which patients are most suited for a particular drug, and provide feedback to the physician on how well the drug is working. No assurances can be given that our efforts to establish oxidative stress paradigms will be successful.

Our lead therapeutic drug candidate, BXT-51072 (based on a small molecular weight antioxidant molecule), completed a Phase IIA clinical trial in inflammatory bowel disease (IBD) in 1999, but due to the lack of financial resources, we ceased further testing of BXT-51072. We continue, however, to review the possibility of further clinical studies. In September 2004, we entered into an exclusive licensing agreement relating to BXT-51072 and related compounds. Under the agreement, we have granted the licensee exclusive worldwide rights, in certain defined areas of cardiovascular indications, to develop, manufacture and market BXT-51072 and related compounds from our library of such antioxidant compounds. The licensee is responsible for worldwide product development programs with respect to licensed compounds. We received an upfront license fee of $450,000, and the licensee must pay royalties to us, as well as additional fees for the achievement of development milestones in excess of $21 million if all milestones are met and regulatory approvals are granted. There can be no assurances that royalty payments will result or that milestone payments will be realized. Two other therapeutic programs relating to small molecular weight antioxidant molecules are in the pre-clinical stage of development, but we ceased activity with respect to these programs due to the lack of financial resources. We currently do not plan to resume these programs.

As discussed above, our therapeutic ethical and nutraceutical product portfolio includes three classes of small molecular weight antioxidant molecules. We intend to focus on and intensify our efforts to consummate diagnostic, pharmaceutical and nutraceutical relationships and/or strategic partnerships with larger companies for the purpose of further developing and exploiting our antioxidant molecules. We also intend to file new patent applications related to our current products under development, pursue acquisitions on a selective basis, and expand our marketing efforts in both commercial and research markets. No assurance can be given that our efforts will generate the results anticipated by our management or will in the future be favorable to us.

Government Regulation

Government regulation in the United States and certain foreign countries today is not currently a significant factor in our business. In the United States, our current products and manufacturing practices are not subject to regulation by the United States Food and Drug Administration (“FDA”) pursuant to the Federal Food, Drug and Cosmetic Act as it relates to research products. Development, manufacture and marketing of clinical diagnostic products which we are currently pursuing, as well as therapeutic development, are regulated by the FDA. We believe that we currently are in compliance with all such regulations and intend that in the future all of our diagnostic and therapeutic developments will be in compliance with these regulations.

Patents and Trademarks

We have an extensive portfolio of patents for diagnostic assays and several series of small molecular weight molecules to detect, treat and monitor diseases associated with damage from free radicals and ROS. This portfolio provides opportunities to apply our technologies to a wide range of diseases and conditions of oxidative stress.

Currently, we have over 85 currently issued patents or patent applications filed internationally. Patent coverage includes aspects of all three of our classes of small molecular weight antioxidant molecules. We are currently considering whether to abandon certain issued United States and international patents that we deem to be of lesser importance to the strategic direction of the Company, in an effort to preserve our financial resources.

Marketing

We market products and technologies related to oxidative stress. Oxidative stress occurs as a result of an imbalance between damaging free-radicals and related molecules and their inactivation by antioxidants. Oxidative stress can cause tissue injury by triggering cell death or inciting a tissue-damaging inflammatory response.

During 2004, we continued to market our research products to professional scientists in academia, industry and government through our OXISResearch catalog. Our marketing program is centered on targeting medical, environmental and various industry audiences interested in oxidative and nitrosative stress (nitrosative stress occurs when the generation of reactive nitrogen species in a system exceeds the system’s ability to neutralize and eliminate them). Primary vehicles for this marketing program include printed literature, the OXISResearch website and attendance at conferences targeting neuroscience, cancer, cardiac and nutritional researchers, among others.

Our assays for markers of oxidative stress are currently being sold both directly by us and through a network of distributors to researchers primarily in the United States, Europe and the Pacific Rim. We estimate that there are more than 10,000 scientists and clinicians who are working directly in research on free radical biochemistry, and who are potential customers for these research assays. We continue to strengthen our international distribution network by adding selective new distributors around the world. These distributors are exclusively focused on sales of research products in the life science market.

During 2004, approximately 11% of our total revenues were from one distributor customer located in the United States.

Products

Research Assays. Revenues from sales of our research diagnostic assays and fine chemicals comprised 81% of total revenues in 2004 and 75% of total revenues in 2003. Certain key products are described below in this subsection. We offer more than 100 research products for sale including:

Assays for markers of oxidative and nitrosative stress

Antibodies

Enzymes

Controls

We continue to offer a few specialty/proprietary antioxidants and specialty chemicals but product development focus and support are directed at assays, antibodies and enzymes in the area of oxidative and nitrosative stress.

Our primary research product line is comprised of twenty-five assay test kits which measure key markers in free radical biochemistry (markers of oxidative stress). Specifically, these assays measure levels of general and specific antioxidant activity, oxidative alterations to organic lipid, protein and DNA substrates, and pro-oxidant activation of specific white blood cells. Fifteen of our research assays are manufactured at our facility in Portland, Oregon. The others are manufactured pursuant to private label agreements.

These assay kits utilize either chemical (colorimetric) or immunoenzymatic (EIA) reactions that can be read using laboratory spectrophotometers and microplate readers, respectively. We believe our assays offer advantages over conventional laboratory methods, including ease of use, speed, specificity and accuracy.

Our assays for markers of oxidative stress are generally protected by trade secrets, and to some extent, patents. Five U.S. patents and eight international patents have been issued with respect to these assays. The oxidative stress assays are sold under the registered trademark “Bioxytech®.”

Myeloperoxidase (MPO). We are developing our myeloperoxidase assay (“MPO”), a research assay, for sale either alone or in combination with other assays into the diagnostic clinical market. In the fourth quarter of 2003, MPO was used in a study that potentially demonstrates the role of oxidative stress in cardiovascular disease. Currently, biomarkers used for myocardial infarction present significant limitations in predictive quality due to variability of patient population, the range for abnormal test results, and other factors. In contrast, blood plasma MPO levels, as measured by our MPO kit with our own monoclonal antibody, appear to be a better predictor of patients at risk for cardiac events before they occur, according to a report in the New England Journal of Medicine, October 23, 2003. We are pursuing the development of a cardiovascular predictor product, including our MPO assay, combined with other assays currently in-house or under development for FDA diagnostic approval. We have plans for a commercial cardiovascular predictor product by the first quarter of 2006; however, no assurances can be given that the commercial product will be available on such a schedule or that the commercial product will be successful.

Ergothioneine. We sell Ergothioneine to selected customers as a compound used in the cosmetics industry. Sales of Ergothioneine were $87,000 in 2004 and $333,000 in 2003. Sales during 2003 were principally to one customer who did not purchase in similar quantities in 2004 due to changes in ingredients and promotions frequently experienced in the cosmetic industry.

Animal Health Profiling. During the years 2002 through 2004, we pursued the potential commercial application of several of our assays to the prediction of susceptibility to disease in cattle. From the compiled data a strong and statistically significant relationship between oxidative stress and respiratory disease in cattle had been demonstrated and the beef industry attributes over $1 billion per year in losses to disease. During this period, we worked extensively with key cattle feeding companies in our attempt to validate and commercialize the use of our test for cattle respiratory disease management. In the fourth quarter of 2004, we concluded from the results of these tests that commercial viability of this program for us was unlikely within a reasonable timeframe and decided we would discontinue funding for this program effective December 31, 2004.

Bovine Superoxide Dismutase (bSOD). There were no revenues from sales of bulk bovine SOD (“bSOD”) in 2004 while approximately 21% of our total revenues in 2003 were from sales of bSOD. Commercial-scale manufacture and quality control of bulk bSOD, as well as subsequent quality control and processing of United States Department of Agriculture-inspected edible beef liver into highly purified bulk bSOD requires a complex, multi-step process. With the discovery of several cases of Bovine Spongiform Encephalopathy (“BSE”), commonly known as “mad cow disease,” in the United States and Canada in 2003 and 2004, the use of beef liver as a source for bSOD was no longer possible and the manufacture of this product was discontinued. We do not anticipate this source becoming available again within the foreseeable future and do not anticipate any revenues from sales of this product in the foreseeable future.

Competition

The diagnostic, pharmaceutical and nutraceutical industries are highly competitive. Competition in most of our primary current and potential market areas is intense and expected to increase. There can be no assurance that we can compete successfully.

The main commercial competition at present in our research assay business is represented by, but not limited to, the following companies: Cayman Chemical, Assay Designs and Randox. In addition, our competitors and potential competitors include large pharmaceutical/nutraceutical companies, universities and research institutions. Relative to OXIS, these competitors may have substantially greater capital resources, research and development staffs, facilities, as well as greater expertise manufacturing and making products. In addition, these companies, as well as others, may have or may develop new technologies or use existing technologies that are, or may in the future be, the basis for competitive products.

Raw Material Suppliers

No major supplier represents more than 20% of our purchases during 2004, and we believe there is limited risk of over reliance on any supplier.

Research and Development

Research and development expenses were $236,000 and $369,000 for the years ended December 31, 2004 and 2003, respectively.

We are pursuing the development of a cardiovascular predictor diagnostic product which is intended to provide a better diagnostic predictor test for patients at risk of cardiac events before they occur. We are developing this product through the combination of our MPO assay with other assays currently in-house (as well as with others under development). Our current plans are to submit this product for FDA diagnostic approval and subsequently for commercial launch by the first quarter of 2006. No assurances can be given that this development project will be successful, FDA approval will be obtained, or that the commercial product will be successfully launched.

Although we have not adopted a development plan, we will continue to evaluate our therapeutics classes of small molecular weight antioxidant molecules for further development as our financial resources permit. These classes are chemically diverse and represent the major molecules with antioxidant activity present in nature – catalysts, lipid soluble membrane antioxidants and thiols.

In early 2005, we announced our plans to conduct collaborative research with selective scientists and university laboratories to design an oxidative stress paradigm to diagnose the early onset of potentially fatal human and animal diseases. The initial focus of this study should include the following diseases: Bovine Spongiform Encephalopathy (BSE; Mad Cow Disease); Creutzfeld Jacob Disease (CJD; human variant of BSE); Type II Diabetes with associated cardiovascular mortality; atherosclerosis and cardiac morbidity; hepatitis with liver failure; and neurodegenerative disorders, such as Alzheimer’s disease and stroke. We intend to attempt to develop diagnostic biomarkers that can identify at an early stage the presence of a disease state, distinguish which patients are most suited for a particular drug, and provide feedback to the physician on how well the drug is working. No assurances can be given that our efforts to establish oxidative stress paradigms will be successful.

Our lead therapeutic drug candidate, BXT-51072, completed a Phase IIA clinical trial in inflammatory bowel disease (IBD) in 1999, but due to the lack of financial resources, we ceased further testing of BXT-51072. We continue, however, to review the possibility of further clinical studies. In September 2004, we entered into an exclusive licensing agreement relating to BXT-51072 and related compounds. Under the agreement, we have granted the licensee exclusive worldwide rights, in certain defined areas of cardiovascular indications, to develop, manufacture and market BXT-51072 and related compounds from our library of such antioxidant compounds. The licensee is responsible for worldwide product development programs with respect to licensed compounds. We received an upfront license fee of $450,000, and the licensee must pay royalties to us, as well as additional fees for the achievement of development milestones in excess of $21 million if all milestones are met and regulatory approvals are granted. There can be no assurances that royalty payments will result or that milestone payments will be realized.

Much of our future growth would likely depend on potential products that are in research and development and no material revenues have been generated to date from sales of these potential products. No assurance can be given that our product development efforts will be successfully completed, that regulatory approvals will be obtained if required, or that any such products, if developed and introduced, will be successfully marketed. If we do not successfully introduce new products our revenues and results of operations will be materially adversely affected.

Employees

As of December 31, 2004, we had eleven full time employees in the United States. None of our employees are subject to a collective bargaining agreement. We believe our relationship with our employees is good, and we have never experienced an employee-related work stoppage.

We will need to hire and retain a highly-qualified Chief Executive Officer and other executives in order to execute our business plan. No assurance can be given that we will be able to locate and hire such personnel, or that, if hired, we will continue to be able to pay the higher salaries necessary to retain such employees.

Foreign Operations and Export Sales

Revenues attributed to countries based on the location of customers:

	2004	2003
Japan	$221,000	$333,000
France	$145,000	$259,000
United Kingdom	$55,000	$39,000
Korea	$43,000	$67,000
Spain	$37,000	$596,000
Other foreign countries	$304,000	$207,000

Facilities

The Company leases its 15,000 sq. ft. corporate offices and assay manufacturing facilities at 6040 N. Cutter Circle, Suite 317, Portland OR 97217. The Company leases their facilities in Oregon under an operating lease that expires in November 2005. Minimum lease payments to which the Company is committed is $122,000 in 2005. We believe that these facilities are adequate for the immediate future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes. This discussion contains forward-looking statements based upon our current expectations and involves risks and uncertainties. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risks Related to Our Business,” “Business” and elsewhere in this document. See “Forward-Looking Statements.”

General

The Company is a biopharmaceutical/nutraceutical company engaged in the development of research assays, diagnostics, nutraceutical and therapeutic products, which include new technologies applicable to conditions and/or diseases associated with oxidative stress.

Throughout the first ten weeks of 2004, Axonyx acquired approximately 52.4% of our outstanding voting stock. Axonyx holdings subsequently were decreased to approximately 34% following a private placement of equity at December 30, 2004.

On March 10, 2004, in connection with such acquisition by Axonyx of OXIS common stock, three of the Company’s directors resigned from the Company’s Board of Directors and the Board appointed four directors that had been nominated by Axonyx. Three of these directors have subsequently resigned. In June 2004, the Company’s Chief Executive Officer retired and was replaced by an Acting Chief Operating Officer. In August 2004, the Company’s Chief Financial Officer resigned. We intend to fill these positions with full-time employees in the coming year.

Additional capital was received in the form of a private placement of equity, on December 30, 2004 in the amount of $4,250,000 and an additional $2,250,000 in early January 2005. We believe that these funds will allow the Company to continue operating in accordance with its current plans for 2005.

While we believe that our new products and technologies show considerable promise, our ability to realize significant revenues therefrom is dependent upon our success in developing business alliances with biotechnology/pharmaceutical and/or health related companies that have the required resources to develop and market certain of these products. There is no assurance that our efforts to develop such business alliances will be successful.

Critical Accounting Policies

Our critical accounting policies are described in Note 2 of the Company’s Consolidated Financial Statements. This summary of critical accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of ours management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting method—The Company’s financial statements are prepared using the accrual method of accounting.

Inventories—Inventories are stated at the lower of cost or market. Cost has been determined by using the first-in, first-out method.

Product sales—We manufacture, or have manufactured on a contract basis, products that are sold to customers. We recognize revenue from sales when there is persuasive evidence that an arrangement exists, services have been rendered, the seller’s price to a buyer is determinable, and collectibility is reasonably assured.

Research and development costs—Research and development costs are charged to operations as incurred.

Intellectual Property License Fees—We recognize license fee revenue for licenses to the Company’s intellectual property when earned under the terms of the agreements. Generally, revenue is recognized upon transfer of the license unless we have continuing obligations for which fair value cannot be established, in which case the revenue is recognized over the period of the obligation. If there are extended payment terms, we recognize license fee revenue as these payments become due. We consider all arrangements with payment terms extending beyond twelve months not to be fixed or determinable. In certain licensing arrangements there is provision for a variable fee as well as a non-refundable minimum amount. In such arrangements, the amount of the non-refundable minimum guarantee is recognized upon transfer of the license and collectibility is reasonably assured unless we have continuing obligations for which fair value cannot be established and the amount of the variable fee in excess of the guaranteed minimum is recognized as revenue when it is fixed and determinable.

Royalties—We recognize royalty revenue based on reported sales by third party licensees of products containing our materials, software and intellectual property. If there are extended payment terms, royalty revenues are recognized as these payments become due. Non-refundable royalties, for which there are no further performance obligations, are recognized

Results of Operations.

Revenues

Our revenues for the past two years consisted of the following:

	2004	2003
Research assays and fine chemicals	$1,914,000	$2,056,000
Medical instruments	—	12,000
Bovine Superoxide Dismutase (“bSOD”) for research and human use	—	562,000
Other	450,000	110,000

Total sales	$2,364,000	$2,740,000

In 2004, sales of research assays and fine chemicals decreased by $142,000 to $1,914,000, a 7% decrease over the 2003 sales of $2,056,000. This decrease is due primarily to decreased sales volumes of Ergothioneine ($246,000) which reflects reduced demand from changes in ingredients and promotions frequently experienced in the cosmetics industry, partially offset by increased research assay sales volumes. We cannot predict with any certainty the future sales of Ergothioneine.

Revenue from medical instruments in 2003 was derived from an inventory purchase and royalty agreement entered into in 2001. This agreement terminated in 2003, and no further revenue will be generated from this agreement. This concluded all transactions and activity for medical instruments.

Sales of bSOD have been made primarily to our Spanish licensee. There were no bSOD sales during 2004 and there is no forecast for future sales of bulk bSOD due mainly to our inability to procure adequate future supplies of the product.

Other revenue during 2004 represents an exclusive license agreement resulting in the Company recognizing $450,000 in license revenue in the third quarter of 2004. There can be no assurances that future milestone events and payments will be realized under the exclusive license agreement or that we may be able to enter into additional future license agreements. Other revenue during 2003 was primarily a royalty payment for a previously licensed technology which made its last payment during 2003.

Costs and Expenses

Cost of revenue (sales) for research products increased by 9% to 64% in 2004 due to changes in the product mix of our sales, the absence of bSOD sales in 2004 and the addition of product support personnel and other personnel changes in 2004.

Gross profit for 2004 was $1,148,000, compared to $1,244,000 during 2003. Gross Profit from product revenues, exclusive of license fees, was $698,000, or 61% of product revenues, compared to $1,244,000, or 45% of product revenues during 2003. The decrease in gross profit results from lower sales levels which underutilized our fixed costs infrastructure. This decrease was partially offset by license fee revenues of $450,000, as discussed in “Revenues” above for which no costs are associated.

Research and development costs decreased to $236,000 in 2004 from $369,000 in 2003, a decrease of $133,000, primarily as a result of a reduction in research and development activity by our health products ($68,000) and therapeutic ($65,000) areas as necessitated by our lack of capital. Research and development expense as a percentage of product revenues were 12% in 2004 as compared to 13% in 2003. Research and development expense is expected to increase significantly in the coming year due to the cost of developing the cardiac predictor program.

In 2004, sales, general and administrative expenses increased by $195,000, from $1,648,000, or 60% of product revenues in 2003 to $1,843,000, or 96% of product revenues, in 2004. This increase is primarily due to expenses related to the increased spending in the cardiac predictor program and the animal health profiling program partially offset by reduced expenses from the retirement of our Chief Executive Officer and resignation of our Chief Financial Officer in mid-2004. These positions have not yet been filled by full-time employees. We do not anticipate further funding of our animal health profiling program beyond December 31, 2004.

Foreign legal proceedings during 2004 of $183,000 are related to the AMF proceedings including legal expenses of $121,000 and fines imposed by the AMF of $62,000 as described above in Note 14 to the financial statements contained herein which are not expected to be recurring expenses.

Restructuring charges during 2004 of $605,000 are related to the Axonyx change of control including legal ($196,000), management consulting ($34,000), travel ($8,000), executive search ($22,000) and severance expenses ($345,000) which are not expected to be recurring expenses.

Financing Fees

We paid finders’ fees and professional fees of approximately $85,000 in connection with the closing of a $570,000 convertible bridge loan financing on January 14, 2004. These fees were amortized over the life of the loan. Total amortization of the debt discount on the convertible bridge loans and the related fees were approximately $654,000 for 2004. In connection with the noteholders’ conversion of their notes to common stock in December 2004, we issued 760,469 new warrants with a related expense of $202,000.

Interest Expense

Interest expense was $101,000 for the year ended December 31, 2004 resulting primarily from the interest incurred by the short-term bridge financing and the Axonyx loan.

Other Income

During the first quarter of 2003, we sold our equity interest in Caprius Inc., resulting in other income of $8,000.

We expect to have smaller losses in 2005 but can give no assurance as to when and if we will become profitable. These losses and expenses may increase and fluctuate from quarter to quarter as we expand our development activities. There can be no assurance that we will achieve profitable operations.

Liquidity and Capital Resources

The Company, on a consolidated basis, had cash and cash equivalents of $4,687,000 and $372,000 at December 31, 2004 and 2003, respectively.

Net cash used in operations was $3,292,000 in the year ended December 31, 2004. During 2003, net cash used in operations was $229,000.

Net cash used in investing activities in 2004 was $309,000 and $98,000 in 2003 and was primarily related to purchases of property, plant and equipment and additions to patents.

Net cash provided by financing activities in 2004 was $7,942,000 which is the result of net proceeds from short-term bridge loans ($486,000); a short-term loan from Axonyx ($1,200,000); a net proceeds from a private placement of equity ($6,120,000) and proceeds from the exercise of stock options ($137,000). Net cash provided by financing activities in 2003 was $247,000, which is the result of proceeds from the exercise of warrants and stock options.

Net Loss

We incurred net losses in 2004 and 2003, and we expect smaller losses in the future but can not predict profitability in the foreseeable future. Our net loss increase of $1,865,000 to $2,656,000 is due primarily to expenses relating to foreign legal proceedings ($183,000); restructuring charges ($605,000) and the expenses related to short-term bridge financing ($654,000) and costs associated with warrants issued for the conversion of the bridge loans ($202,000).

We expect to incur a net loss for 2005 and believe we have sufficient funding to sustain its operations through 2005.

Commitments and Contingencies

The Company leases its facilities in Oregon under an operating lease that expires in November 2005. Minimum lease payments to which the Company is committed is $122,000 in 2005.

MANAGEMENT

The following table sets forth certain information with respect to each of our directors and executive officers as of February 25, 2005.

Name	Age	Position
Marvin Hausman, M.D.	63	Chairman of the Board, Acting Chief Executive Officer and Acting Chief Financial Officer
S. Colin Neill	58	Secretary and Director*
Manus O’Donnell		Acting Chief Operating Officer
Timothy C. Rodell, M.D.	53	Director**

*	Member of the Nominating Committee, and serves on the Audit Committee as the Company’s designated audit committee financial expert.
**	Member of the Nominating Committee and the Compensation Committee.

Marvin S. Hausman, M.D

Age: 63

Chairman of the Board, Acting Chief Executive Officer and Acting Chief Financial Officer. Dr. Hausman was appointed to the Board of Directors on August 20, 2004. Previously, Dr. Hausman served on the Board of Directors from March 2002 to November 2003. On December 10, 2004, the Board of Directors appointed Marvin S. Hausman, M.D. to serve as Chairman of the Board, acting Chief Executive Officer and acting Chief Financial Officer of OXIS. Dr. Hausman has served as a director and President and Chief Executive Officer of Axonyx since January 1997. Dr. Hausman currently owns approximately 2.8% of the outstanding common stock of OXIS, and Axonyx currently owns approximately 33.8% of the outstanding common stock of OXIS. Dr. Hausman was a co-founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products. He has thirty years experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967 and has done residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a Research Associate at the National Institutes of Health, Bethesda, Maryland. He has been a Lecturer, Clinical Instructor and Attending Surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a Consultant on Clinical/Pharmaceutical Research to various pharmaceutical companies, including Bristol-Meyers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb. Since October 1995, Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., a medical technology and transfer company. He was a member of the Board of Directors of Medco Research, Inc. from inception (1978) through 1992 and from May 1996 to July 1998. Dr. Hausman was a member of the Board of Directors of Regent Assisted Living, Inc., a company specializing in building assisted living centers including care of senile dementia residents, from March 1996 to April 2001.

S. Colin Neill

Age: 58

Secretary and Director. Mr. Neill was appointed to the Board of Directors as part of the Understanding described above in the section of this Proxy Statement entitled “Change In Control.” Mr. Neill joined Axonyx in September 2003 as Chief Financial Officer and Treasurer and was named Secretary in January 2004. From April 2001 to September 2003, Mr. Neill had been an independent consultant assisting small development stage companies raise capital. Previously, Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a publicly traded global contract research organization in the drug development business, from 1998 to April 2001. Prior to that, Mr. Neill served as Vice President and Chief Financial Officer of Continental Health Affiliates Inc. and its majority owned subsidiary Infu-Tech Inc. Mr. Neill’s experience has included that of Acting Vice President Finance and Chief Financial Officer of Pharmos Corporation, a biopharmaceutical company in the business of developing novel drug technologies. Earlier experience was gained as Vice President Finance and Chief Financial Officer of BTR Inc., a U.S. subsidiary of BTR plc, a British diversified manufacturing company, and Vice President Financial Services of The BOC Group Inc., a British owned industrial gas company with substantial operations in the health care field. Mr. Neill served for four years with American Express Travel Related Services, first as chief internal auditor for worldwide operations and then as head of business planning and financial analysis. Mr. Neill began his career in public accounting with Arthur Andersen LLP in Ireland and later with Price Waterhouse LLP as a senior manager in New York City. He also served with Price Waterhouse for two years in Paris, France.

Timothy C. Rodell, M.D.

Age: 53

Director. Dr. Rodell is Chief Executive Officer of GlobeImmune, Inc., an early stage immunotherapy company focused on chronic viral diseases and cancer. Dr. Rodell is also Managing Partner of MTR, Inc., a consulting company specializing in clinical drug development and regulatory strategy, corporate development and financing and healthcare information technology. Board-certified in Internal Medicine and Pulmonary

Medicine, Dr. Rodell earned his M.D. from the University of North Carolina School of Medicine in 1980. He has completed post-doctoral fellowships in molecular and cell biology and is a Fellow of the American College of Chest Physicians. From 1999 until 2002, Dr. Rodell was President and Chief Executive Officer of RxKinetix, Inc., a private drug delivery company. From 1996 until 2000, Dr. Rodell held various positions at the Company, including Chief Technology Officer and President of OXIS International, SA, the Company’s French subsidiary. Prior to that, Dr. Rodell was Executive Vice President of Operations and Product Development for Cortech, Inc. Before joining Cortech, Dr. Rodell practiced and taught emergency medicine, internal medicine and pulmonary and critical care medicine at the University of Colorado Health Sciences Center and Denver General Hospital, now Denver Health.

Manus O’Donnell

Age: 62

Acting Chief Operating Officer. On June 22, 2004, the Board of Directors appointed Mr. O’Donnell to serve as Acting Chief Operating Officer of OXIS. For the seven years prior to such appointment, Mr. O’Donnell provided turnaround, restructuring and management consulting services to both public and private companies and served as Chief Operating Officer and Chief Financial Officer for several clients. Prior to 1997, Mr. O’Donnell was Chief Financial Officer for Lynton Group Inc., a multinational aviation company and Chief Financial Officer for Clinical Homecare Inc. a healthcare company providing home infusion services. Previous experience was as Chief Financial Officer for Biomatrix Inc., a biotechnology company, and for a division of Schering-Plough Corp. Mr. O’Donnell began his career as an auditor with PricewaterhouseCoopers. He is a fellow of the Institute of Chartered Accountants in Ireland, is a CPA and has an MBA from Columbia Business School.

Executive Compensation

Our compensation and benefits program is designed to attract, retain and motivate employees to operate and manage the Company for the best interests of its constituents. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. The compensation philosophy is based on a base salary and a stock option program.

The following table sets forth compensation information for services rendered to us by certain executive officers (collectively, the Company’s “Named Executive Officers”) in all capacities, other than as directors, during each of the prior three fiscal years. Other than as set forth below, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. Shares issued in lieu of compensation are listed in the year the salary was due.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name and Position	Year	Salary		Bonus
Dr. Gosse B. Bruinsma Chairman of the Board, Acting President, Chief Executive Officer and Chief Financial Officer (June 22, 2004—December 8, 2004)	2004		— (1)	—	130,000	(2)
Dr. Marvin S. Hausman Chairman of the Board, Acting President, Chief Executive Officer and Chief Financial Officer (effective December 8, 2004)	2004		— (1)	—	50,000	(2)
Manus O’Donnell (3) Acting Chief Operating Officer (effective June 22, 2004)	2004		$150,000	—	100,000	(4)
Ray R. Rogers Chairman of the Board, President and Chief Executive Officer (resigned June 21, 2004)	2004 2003 2002	$ $ $	210,000 200,000 234,000	— — —	— 500,000 400,000	(5) (6)
Sharon Ellis Chief Operating Officer and Chief Financial Officer, effective April 8, 2002 (resigned August 6, 2004)	2004 2003 2002	$ $ $	179,000 114,000 107,000	— — —	— 500,000 335,000	(5) (6)

(1)	Neither Dr. Bruinsma or Dr. Hausman has received a salary for their service as Chairman and Acting President, Chief Executive Officer and Chief Financial Officer.
(2)	Options to purchase 130,000 shares of common stock awarded to Dr. Bruinsma and options to purchase 50,000 shares of common stock awarded to Dr. Hausman as part of their 2004 board compensation.
(3)	Mr. O’Donnell serves as a consultant to the Company.
(4)	Options to purchase 100,000 shares of common stock were awarded to Mr. O’Donnell as part of his 2004 compensation.
(5)	Options to purchase 500,000 shares of common stock awarded to Mr. Rogers and options to purchase 500,000 shares of common stock awarded to Ms. Ellis as part of their 2003 compensation.
(6)	Options to purchase 400,000 shares of common stock awarded to Mr. Rogers and options to purchase 335,000 shares of common stock awarded to Ms. Ellis as part of their 2002 compensation.

The following table sets forth the options granted, if any, to the persons named in the “Summary Compensation Table” during the Company’s fiscal year ended December 31, 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR*

INDIVIDUAL GRANTS

Name	Number of common shares underlying grant	% of total options granted to employees in 2003		Exercise price per share	Expiration Date
Dr. Gosse B. Bruinsma	30,000 100,000	3 9	% %	.69 .59	April 25, 2014 October 11, 2014
Dr. Marvin S. Hausman	50,000	5%		.59	October 11, 2014
Manus O’Donnell	100,000	9%		.59	October 12, 2014
Ray R. Rogers	—	—		—	—
Sharon Ellis	—	—		—	—

The following table sets forth information concerning the exercise of stock options by each person named in the “Summary Compensation Table” during our fiscal year ended December 31, 2004, and the value of all exercisable and unexercisable options at December 31, 2004.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

Name	Options Exercised	Exercise Price	Fair Market Value at Time of Exercise
Ray R. Rogers	100,000	$0.085	$0.49
	100,000	$0.085	$0.60
Sharon Ellis	30,000	$0.09	$0.67
	100,000	$0.13	$0.62
	100,000	$0.13	$0.54

At December 31, 2004 options issued to the aforementioned executive officers and included in the Summary Compensation Table above and then outstanding are shown as follows:

FISCAL YEAR-END OPTION VALUES (1)

Name	Number of common shares underlying unexercised options at December 31, 2004		Value of unexercised in-the-money options at December 31, 2004
	Exercisable	Unexercisable	Exercisable	Unexercisable
Gosse B. Bruinsma	80,000	—	—	—
Marvin S. Hausman	71,695	25,000	—	—
Manus O’Donnell	50,000	50,000	—	—
Ray R. Rogers	1,638,988	—	$365,500	—
Sharon Ellis	635,000	—	$225,050	—

(1)	Based on the closing price for our common stock at the close of market on December 30, 2004. On December 30, 2004, the price of our common stock was $0.54. The lowest exercise price of any outstanding option at December 31, 2004, was $0.085.

Employment Agreements

None of the Named Executives has signed an employment agreement with the Company.

Manus O’Donnell, the Company’s Acting Chief Operating Officer receives monthly cash compensation from the Company under a consulting agreement with the following principal terms: (i) an engagement of Mr. O’Donnell extending 2-3 months subject to change as developments occur, (ii) payments to Mr. O’Donnell of $25,000 per month, and (iii) termination of the Agreement by either party on one week’s notice.

Director Compensation

The Company pays an annual fee of $4,000 to each non-employee director and an additional $1,000 to non-employee directors for serving as committee chair. During 2004, the Company did not make payments under this policy. The Company does not pay meeting fees but directors are reimbursed for their expenses incurred in attending meetings. Employee directors receive no compensation as directors.

Under the Company’s 2003 Stock Incentive Plan, non-employee directors will be automatically awarded options to purchase 30,000 shares of Common Stock upon becoming directors of the Company and automatically awarded options to purchase 5,000 shares of Common Stock annually thereafter.

The following table represents stock options that were granted during 2004 to current and past non-employee directors.

Name	Options issued service on board		Discretionary options issued for increase in annual grant (3)	Total options granted
Richard A. Davis	5,000	(1)	—	5,000
Gosse B. Bruinsma	30,000	(2)	100,000	130,000
Steven A. Ferris	30,000	(2)	50,000	80,000
Marvin S. Hausman	—		50,000	50,000
S. Colin Neill	30,000	(2)	100,000	130,000
Timothy C. Rodell	5,000	(1)	50,000	55,000
Gerard Vlak	30,000	(2)	50,000	80,000

(1)	Based on a closing price of $0.57 on June 22, 2004.
(2)	Based on a closing price of $0.69 on May 26, 2004.
(3)	Based on a closing price of $0.59 on October 12, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification of Officers and Directors

As permitted by Delaware law, the Company’s Certificate of Incorporation provides that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil, criminal, administrative or investigative proceeding brought against them on account of their being or having been Company directors or officers to the fullest extent permitted by Delaware law. Further, the Company has entered into an Indemnification Agreement with each of its directors providing, among other things, for indemnification and advancement of certain litigation-related expenses.

Exclusion of Liability

Pursuant to the Delaware General Corporation Law, the Company’s Certificate of Incorporation excludes personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or any transaction from which a director receives an improper personal benefit.

Consulting Agreement with Acting Chief Operating Officer

Manus O’Donnell, the Company’s Acting Chief Operating Officer receives monthly cash compensation from the Company under a consulting agreement with the following principal terms: (i) an engagement of Mr. O’Donnell extending 2-3 months subject to change as developments occur, (ii) payments to Mr. O’Donnell of $25,000 per month, and (iii) termination of the Agreement by either party on one week’s notice.

Understanding Regarding Board of Director Changes

As reported in the Company’s Information Statement to Shareholders, filed with the SEC and mailed to Shareholders on April 15, 2004, an understanding (the “Understanding”) between the Company and Axonyx, its controlling Shareholder resulted in three of the Company’s six directors (William G. Pryor, Ted Ford Webb and Thomas M. Wolf) agreeing to resign from the Board of Directors on March 10, 2004. On the same date, the Board of Directors designated four new individuals (Gosse B. Bruinsma, S. Colin Neill, Gerard J. Vlak and Steven H. Ferris), pursuant to Section 223(d) of the Delaware General Corporation Law, to fill the resulting resignations once they became effective. The change in membership of the Board of Directors became effective on April 25, 2004, ten (10) days after the Company mailed to record Shareholders the Information Statement concerning such change.

Axonyx Loan

On June 1, 2004, the Company secured a $1,200,000 loan from Axonyx (the “Axonyx Loan”). To evidence the Axonyx Loan, the Company issued to Axonyx a one-year secured promissory note bearing interest at an annual rate of 7%. Under the terms of the Axonyx Loan, the Company promised to pay Axonyx $1.2 million plus accrued interest upon the receipt by the Company of at least $2,000,000 in net proceeds from a debt or equity offering. The January 6, 2005 closing of the private placement transaction triggered repayment of the Company’s indebtedness under the Axonyx Loan. On January 6, 2005 after the closing of the private placement transaction, the Company repaid its indebtedness under the Axonyx Loan in full by paying to Axonyx $1,222,380.82.

LEGAL PROCEEDINGS

No director, officer or affiliate of the Company, and no owner of record or beneficial owner of more than five percent (5%) of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in reference to pending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of common stock as of February 25, 2005, by (i) each person who is known by us to own beneficially more than 5% of common stock, (ii) each of our directors and executive officers and (iii) all of our officers and directors as a group. Except as otherwise listed below, the address of each person is c/o OXIS International, Inc., 6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217.

Name and, as appropriate, address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)
Axonyx Inc.
500 7th Avenue, 10th Floor
New York NY 10018 (2)	15,139,212	36.65%

Bristol Investment Fund, Ltd.
Bristol Capital Advisors, LLC
10990 Wilshire Blvd., Suite 1410
Los Angeles, CA 90024 (3)	7,735,850	18.73%

Silverback Life Sciences Master Fund Ltd
c/o Lehman Brothers
745 7th Avenue, 2nd Floor
New York, NY 10019 (4)	3,773,586	9.14%

Silverback Master Ltd
c/o Lehman Brothers
745 7th Avenue, 2nd Floor
New York, NY 10019 (5)	3,773,586	9.14%

Marvin S. Hausman, M.D. (6)	15,254,407	36.93%
Gosse B. Bruinsma, M.D. (7)	14,062,567	34.04%
Ray R. Rogers (8)(9)	1,468,988	3.56%
Sharon Ellis (8)	635,000	1.54%
Timothy C. Rodell, M.D. (8)	326,237	*
S. Colin Neill (7)	14,062,567	34.04%
Manus O’Donnell (10)	50,000	*
Executive officers and directors as a group 7 persons (11)	17,894,632	43.32%

*	Less than one percent.
(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.
(2)	Based on a Schedule 13D/A filed with the SEC on March 5, 2004, filed on behalf of Axonyx and Dr. Hausman. Pursuant to the Schedule 13D/A Axonyx has sole voting power as to 13,982,567 and (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman) shared voting power as to 15,139,212 shares. In addition, Axonyx has sole dispositive power as to 13,982,567 shares and (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman) shared dispositive power as to 15,139,212 shares. Axonyx in the Schedule 13D/A disclaims beneficial ownership of Dr. Hausman’s shares.
(3)	Bristol Investment Fund, Ltd.’s holdings include 3,867,925 shares of common stock, warrants to purchase 1,933,963 shares of common stock at a price of $0.66 per share and warrants to purchase 1,933,962 shares of common stock at a purchase price of $1.00 per share. Paul Kessler, manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities.
(4)

Silverback Life Sciences Master Fund Ltd’s holdings include 471,698 shares of common stock, warrants to purchase 235,849 shares of common stock at a price of $0.66 per share and warrants to purchase 235,849 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that

Silverback Life Sciences Master Fund Ltd has shared voting power as to 1,415,095 shares of common stock and 1,415,095 shares subject to warrants held by Silverback Master Limited.
(5)	Silverback Master Limited’s holdings include 1,415,095 shares of common stock, warrants to purchase 707,548 shares of common stock at a price of $0.66 per share and warrants to purchase 707,547 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that Silverback Master Limited has shared voting power as to 471,698 shares of common stock and 471,698 shares of common stock subject to warrants held by Silverback Life Sciences Master Fund Ltd.
(6)	Dr. Hausman’s holdings include 43,500 shares of common stock subject to warrants, and 71,695 shares of common stock subject to options. In addition, based on the Schedule 13D/A filed on March 5, 2004 (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman), Dr. Hausman has sole voting power as to 1,156,645 and shared voting power as to 15,139,212 shares. In addition, Dr. Hausman has sole dispositive power as to 1,156,645 shares and shared dispositive power as to 15,139,212 shares. Dr. Hausman in the Schedule 13D/A disclaims beneficial ownership of Axonyx’s shares.
(7)	The holdings of S. Colin Neill and Gosse B. Bruinsma, M.D., include 80,000 and 80,000 shares of common stock subject to options, respectively. The reported holdings of each such director also include 13,982,567 shares held by Axonyx because of such individual’s continuing relationship with Axonyx. Dr. Bruinsma is a director of Axonyx, and each of Dr. Bruinsma and Mr. Neill are executive officers of Axonyx. Each of the foregoing directors and officers disclaims beneficial ownership of the shares owned by Axonyx, except for his proportional interest therein, if any.
(8)	The holdings of director Rodell include 325,237 shares of common stock subject to options. The holdings of Ray R. Rogers include 1,446,988 shares of common stock subject to options. The holdings of Sharon Ellis include 635,000 shares of common stock subject to options.
(9)	Included are 2,000 shares of common stock owned by his individual retirement account, as to which Mr. Rogers exercises voting and investment power.
(10)	Includes 50,000 shares of common stock subject to options.
(11)	Includes 2,708,920 shares of common stock subject to options.

Series B Preferred Stock

The following table sets forth certain information, as of February 25, 2005, with respect to persons known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s Series B Preferred Stock.

Name and address	Amount and nature of beneficial ownership	Percent of class (1)
S.R. One Limited
200 Barr Harbor Drive, Suite 250
W. Conshohocken, PA 19428 (1)(2)	428,389	100.00%

(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.
(2)	S. R. One Limited owns beneficially 373,389 shares of Common Stock, including the 85,678 shares receivable upon conversion of the Series B Preferred.

Series C Preferred Stock

The following table sets forth certain information, as of February 25, 2005, with respect to persons known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s Series C Preferred Stock.

Name and address	Amount and nature of beneficial ownership	Percent of class (1)
American Health Care Fund, L.P.
2748 Adeline, Suite A
Berkeley, CA 94703 (1)	77,000	80%

Megapolis BV
Javastraaat 10
2585 The Hague, Netherlands (1)	19,230	20%

(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 with respect to shares of the Company’s common stock that may be issued under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	3,924,972	$0.84	2,160,531
Equity compensation plans not approved by security holders	747,888	$0.27	—

Total	4,672,860		2,160,531

DESCRIPTION OF SECURITIES

The following description includes the material terms of our common stock. However, it is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part or have been incorporated by reference from earlier filing with the SEC.

Our authorized capital stock consists of 110,000,000 shares of stock. We are authorized to issue two classes of stock that consist of 15,000,000 shares of preferred stock with a par value of $0.01 per share and 95,000,000 shares of common stock with a par value of $0.001 per share.

The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As long as they stay within the limits and restrictions of any prior resolution or resolutions originally fixing the number of shares constituting any series of preferred stock, the Board of Directors may increase or decrease (but not below the number of shares of such series outstanding at that time) the number of shares of any series subsequent to the issue of shares of that series.

As of the date of this prospectus 428,329 shares of Series B Preferred Stock are outstanding and 96,230 shares of Series C Preferred Stock are outstanding.

Conversion Rights

Each share of Series B Preferred Stock and Series C Preferred Stock was initially convertible into one share of Common Stock of the Company. On October 21, 1998, however, the Company effected a 1-for-5 reverse stock split of its shares of Common Stock. While the reverse stock split did not affect the number of shares of Series B Preferred Stock and Series C Preferred Stock outstanding, it did affect the conversion ratio for such shares. As a result of the reverse stock split, each share of Series B Preferred Stock is currently convertible into 1/5th of one share of Common Stock. Each share of Series C Preferred Stock is currently convertible into 0.2889 shares of the Company’s common stock. The conversion ratio is based on the average closing bid price of the common stock for the fifteen consecutive trading days ending on the date immediately preceding the date notice of conversion is given, but cannot be less than .20 nor more than .2889 common shares for each Series C Preferred share. The conversion ratio may be adjusted under certain circumstances such as stock splits or stock dividends.

The Company has a right to convert shares of Series C Preferred into shares of Common Stock automatically if at any time after eight (8) months following the Closing the average closing bid price of the Company’s Common Stock for 15 consecutive trading days as quoted on the Nasdaq National Market is equal to or greater than $2.60.

Voting Rights

Shares of Series B Preferred Stock and Series C Preferred Stock generally vote with shares of Common Stock, and have a number of votes equal to the number of shares of Common Stock into which they could convert. As such, on most matters shares of Series B Preferred Stock and Series C Preferred Stock have 1/5th of a vote per share.

Holders of a majority of the outstanding shares of Series B Preferred voting separately as a separate class, must consent prior to the Company taking any action which alters or changes any of the rights, privileges or preferences of the Series B Preferred Stock, including without limitation increasing or decreasing the aggregate number of authorized shares of such series other than an increase incident to a stock split.

Similarly, holders of a majority of the outstanding shares of Series C Preferred Stock voting separately as a separate class, must consent prior to the Company take any action which alters or changes any of the rights, privileges or preferences of the Series C Preferred Stock, including without limitation increasing or decreasing the aggregate number of authorized shares of such series other than an increase incident to a stock split.

Liquidation Preference

Shares of Series B Preferred Stock are entitled to payment of $2.33433 per share prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Common Stock or any other shares of the Company. With 428,329 shares of Series B Preferred Stock presently outstanding, this amounts to an aggregate liquidation preference of approximately $1 million.

Shares of Series C Preferred Stock participate on an equal basis with the holders of the Common Stock (as if the Series C Preferred Stock had converted into Common Stock) in any distribution of any of the assets or surplus funds of the Company.

Each issued and outstanding share is fully paid and non-assessable. No pre-emptive rights exist with respect to any of our common stock. Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the Shareholders. Holders of shares of our common stock have no cumulative voting rights. Holders of shares of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our Board of Directors in its discretion, from funds legally available for any such dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of its common stock are entitled to their pro rata share of all assets remaining after payment in full of all liabilities and the liquidation preferences of holders of Series B Preferred Stock, as summarized above.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporate Law and the terms of indemnity agreements entered into by the Company provide for indemnification of our directors and certain officers for liabilities and expenses that they may incur in such capacities. In general, our directors and certain officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Certificate of Incorporation.

We maintain directors and officers liability insurance with an aggregate coverage limit of $4,000,000.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

The Selling Shareholders (the “Selling Shareholders”) of the common stock (“Common Stock”) of OXIS and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares have been sold or may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) the expiration of twenty-four (24) months following the date on which the SEC declares the Registration Statement effective. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any part of the proceeds from the sale of these shares by any of the Selling Shareholders although we may receive proceeds in the event that some or all of the warrants held by the Selling Shareholders are exercised.

The Selling Shareholders are not restricted as to the price or prices at which they may sell the shares of our common stock offered under this prospectus. Also, the selling shareholders are not restricted as to the number of shares which may be sold at any one time.

There is no assurance that any of Selling Shareholder will sell any or all of the shares described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

SELLING SHAREHOLDER S

This prospectus covers the offer and sale by the Selling Shareholders of up to 12,264,158 shares of Common Stock and an additional 12,877,366 shares of Common Stock issuable upon exercise of outstanding warrants of which 12,264,158 shares of Common Stock and 12,877,366 shares of Common Stock issuable upon exercise of outstanding warrants were issued pursuant to a January 6, 2005 private placement. Of these warrants, (i) 6,438,685 have an exercise price of $0.66 per share and (ii) 6,438,681 have an exercise price of $1.00 per share.

Except as listed below, none of the Selling Shareholders had a material relationship with us within the past three years.

Rodman & Renshaw, LLC is a broker-dealer who received its securities from us as compensation for acting as a placement agent.

R&R Biotech Partners, LLC is an affiliate of Rodman & Renshaw, LLC. Other than with respect to securities which may have been received as placement agent compensation, each of these Selling Shareholders purchased these securities in the ordinary course of business and represented to the Company that at the time of purchase they each acquired the securities for investment for their own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; that each had no present intention of selling, granting any participation in, or otherwise distributing the same and that each at that time had no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person.

In the purchase agreements, each of the Selling Shareholders represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities law. In addition, each of the Selling Shareholders represented that each qualifies as an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

The table below sets forth information concerning the resale of the shares of common stock by the Selling Shareholders. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders. We will receive proceeds from the warrants, if exercised. The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of Common Stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of Common Stock each person will own after the offering, assuming they sell all of the shares offered. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days. Percentages are based on a total of 41,071,208 shares of common stock outstanding on February 25, 2005. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 25, 2005, are deemed outstanding for computing the percentage of the Selling Shareholder holding such option or warrant but are not deemed outstanding for computing the percentage of any other Selling Shareholder.

Name of beneficial owner	Shares of Common Stock held as of Feb. 25, 2004	$0.66 Warrants held as of Feb. 25, 2004	$1.00 Warrants held as of Feb. 25, 2004	Total Beneficial Ownership		Current Percent of class (1)	Post- Offering Percent of class (2)
Bristol Investment Fund, Ltd.	3,867,925	1,933,963	1,933,962	7,735,850	(3)	17.21%	0%
Cranshire Capital, L.P.	566,038	283,019	283,019	1,132,076		2.72%	0%
Crescent International Ltd.	566,038	283,019	283,019	1,132,076		2.72%	0%
Lindsey A. Rosenwald	471,698	235,849	235,849	943,396		2.27%	0%
Nite Capital LP	566,038	283,019	283,019	1,132,076		2.72%	0%
Omicron Master Trust	471,698	235,849	235,849	943,396		2.27%	0%
Portside Growth and Opportunity Fund	283,020	141,510	141,510	566,040	(4)	1.37%	0%
R&R Biotech Partners, LLC	377,359	188,680	188,679	1,367,926	(5)	3.25%	0%
SF Capital Partners Ltd.	943,396	471,698	471,698	1,886,792		4.49%	0%
Silverback Life Sciences Master Fund Ltd	471,698	235,849	235,849	3,773,586	(6)	8.78%	0%
Silverback Master Limited	1,415,095	707,548	707,547	3,773,586	(7)	8.78%	0%
Smithfield Fiduciary LLC	943,396	471,698	471,698	1,886,792		4.49%	0%
TCMP3 Partners	283,019	141,510	141,509	566,038		1.37%	0%
Vintage Filings LLC	94,340	47,170	47,170	188,680		0.46%	0%
Xmark Opportunity Fund, Ltd.	235,850	117,925	117,925	1,886,800	(8)	4.49%	0%
Xmark Fund, L.P.	235,850	117,925	117,925	1,886,800	(9)	4.49%	0%
Xmark Fund, Ltd.	235,850	117,925	117,925	1,886,800	(10)	4.49%	0%
Xmark Opportunity Fund, L.P.	235,850	117,925	117,925	1,886,800	(11)	4.49%	0%
Rodman & Renshaw, LLC	377,359	306,604	306,604	1,367,926	(12)	3.25%	0%

(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.
(2)	Assumes for purposes of this table that all Selling Shareholders will have exercised all warrants to purchase OXIS common stock held by them and thereafter sold in the offering all shares of OXIS common stock held by them.
(3)

Bristol Investment Fund, Ltd.’s holdings include 3,867,925 shares of common stock, warrants to purchase 1,933,963 shares of common stock at a price of $0.66 per share and warrants to purchase 1,933,962 shares of common stock at a purchase price of $1.00 per share. Paul Kessler, manager of Bristol Capital Advisors,

LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities.

(4)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(5)	R&R Biotech Partners, LLC’s holdings include 377,359 shares of common stock, warrants to purchase 188,680 shares of common stock at a price of $0.66 per share and warrants to purchase 188,679 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that R&R Biotech Partners, LLC has shared voting power as to 613,208 shares subject to warrants held by Rodman & Renshaw, LLC.
(6)	Silverback Life Sciences Master Fund Ltd’s holdings include 471,698 shares of common stock, warrants to purchase 235,849 shares of common stock at a price of $0.66 per share and warrants to purchase 235,849 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that Silverback Life Sciences Master Fund Ltd has shared voting power as to 1,415,095 shares of common stock and 1,415,095 shares subject to warrants held by Silverback Master Limited.
(7)	Silverback Master Limited’s holdings include 1,415,095 shares of common stock, warrants to purchase 707,548 shares of common stock at a price of $0.66 per share and warrants to purchase 707,547 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that Silverback Master Limited has shared voting power as to 471,698 shares of common stock and 471,698 shares of common stock subject to warrants held by Silverback Life Sciences Master Fund Ltd.
(8)	Xmark Opportunity Fund, Ltd.’s holdings include 235,850 shares of common stock, warrants to purchase 117,925 shares of common stock at a price of $0.66 per share and warrants to purchase 117,925 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that Xmark Opportunity Fund, Ltd has shared voting power as to (i) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Fund, L.P., (ii) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Fund, Ltd., and (iii) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Opportunity Fund, L.P.
(9)	Xmark Fund, L.P.’s holdings include 235,850 shares of common stock, warrants to purchase 117,925 shares of common stock at a price of $0.66 per share and warrants to purchase 117,925 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that Xmark Fund, L.P. has shared voting power as to (i) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Opportunity Fund, Ltd., (ii) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Fund, Ltd., and (iii) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Opportunity Fund, L.P.
(10)	Xmark Fund, Ltd.’s holdings include 235,850 shares of common stock, warrants to purchase 117,925 shares of common stock at a price of $0.66 per share and warrants to purchase 117,925 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that Xmark Fund, Ltd. has shared voting power as to (i) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Opportunity Fund, Ltd., (ii) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Fund, L.P., and (iii) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Opportunity Fund, L.P.
(11)

Xmark Opportunity Fund, L.P.’s holdings include 235,850 shares of common stock, warrants to purchase 117,925 shares of common stock at a price of $0.66 per share and warrants to purchase 117,925 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that Xmark Opportunity Fund, L.P. has shared voting power as to (i) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Opportunity Fund, Ltd., (ii) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Fund, L.P., and (iii) 235,850 shares of common stock and 235,850 shares subject to warrants held by Xmark Fund, Ltd.

(12)	Rodman & Renshaw, LLC’s holdings include warrants to purchase 306,604 shares of common stock at a price of $0.66 per share and warrants to purchase 306,604 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that Rodman & Renshaw, LLC has shared voting power as to 377,359 shares of common stock and 377,359 shares of common stock subject to warrants held by R&R Biotech Partners, LLC.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Morrison & Foerster LLP, Palo Alto, California.

EXPERTS

Our audited financial statements at December 31, 2003 and 2004 appearing in this prospectus and registration statement have been audited by Williams & Webster LLP, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of OXIS International, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at http://www.oxis.com. Information contained in our web site is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our shareholders with annual reports containing audited financial statements.

FINANCIAL STATEMENTS

Board of Directors

OXIS International, Inc.

Portland, OR

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of OXIS International, Inc., and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OXIS International, Inc., and subsidiaries as of December 31, 2004 and 2003 and the results of its operations, shareholders’ equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.

CERTIFIED PUBLIC ACCOUNTANTS

Spokane, Washington

February 18, 2005

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,687	$372
Accounts receivable, net of allowance of $7 and $4, respectively	229	251
Private placement proceeds receivable	2,250	—
Inventories	246	295
Prepaid expenses and other current assets	128	139

Total current assets	7,540	1,057
Property, plant and equipment, net	61	42
Technology for developed products, net	—	101
Patents and patents pending, net	995	733
Other assets	—	30

Total assets	$8,596	$1,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Note payable to shareholders	$1,360	$160
Accounts payable	491	609
Accrued liabilities	774	220
Accrued payroll	55	104

Total current liabilities	2,680	1,093
Commitments and contingencies	—	—
Shareholders’ equity:
Convertible preferred stock—$0.01 par value; 15,000,000 shares authorized:
Series B—428,389 shares issued and outstanding (aggregate liquidation preference of $1,000)	4	4
Series C—96,230 shares issued and outstanding	1	1
Common stock—$0.001 par value; 95,000,000 shares authorized; 28,807,040 and 26,427,910 shares issued and outstanding at December 31, 2004 and 2003, respectively, and 12,264,158 and 0 issuable at December 31, 2004 and 2003, respectively	41	26
Stock options	162	123
Warrants	4,161	236
Additional paid-in capital	64,114	60,365
Accumulated deficit	(62,150)	(59,494)
Accumulated other comprehensive loss	(417)	(391)

Total shareholders’ equity	5,916	870

Total liabilities and shareholder’s equity	$8,596	$1,963

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except earnings per share data)

	Years Ended December 31,
	2004	2003
Product revenues	$1,914	$2,740
License revenues	450	—

Total revenue	2,364	2,740
Cost of product revenues	1,216	1,496

Gross profit	1,148	1,244
Operating expenses:
Research and development	236	369
Selling, general and administrative	1,843	1,648
Foreign legal proceedings	183	—
Restructuring charges	605	—

Total operating expenses	2,867	2,017

Operating income (loss)	(1,719)	(773)
Other income and expenses:
Other income	19	8
Interest income	1	1
Financing fees	(856)	—
Interest expense	(101)	(14)

Total other income and expenses	(937)	(5)

Loss before income taxes	(2,656)	(778)
Income taxes	—	—

Loss from continuing operations	(2,656)	(778)
Loss from discontinued operations (net of taxes)	—	(13)

Net loss	(2,656)	(791)
Other Comprehensive Income/(loss)
Foreign currency translation adjustment	(26)	54

Comprehensive loss	$(2,682)	$(737)

Net loss per common share—basic and diluted	$(0.10)	$(0.04)

Weighted average number of shares used in computation—basic and diluted	26,828,289	18,205,164

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004 AND 2003

	Preferred Stock		Common Stock		Options & Warrants	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders’ equity
	Shares	Amount	Shares	Amount
Balances, January 1, 2003	2,024,619	$20,000	10,005,604	$10,000	$2,009,000	$58,327,000	$(58,703,000)	$(445,000)	$1,218,000
Shares issued in connection with 1997 IMS business combination			100,000
Conversion of Series F preferred shares to common	(1,500,000)	(15,000)	15,000,000	15,000
Issuance of new warrants					67,000	(67,000)
Exercise of warrants			1,133,000	1,000	(258,000)	483,000			226,000
Options exercised			155,973			21,000			21,000
Options issued for accrued expenses and services					123,000				123,000
Expiration of warrants					(1,582,000)	1,582,000
Shares issued for services			33,333			19,000			19,000
Net loss for year ended 12/31/03							(791,000)		(791,000)
Foreign currency translation adjustment								54,000	54,000
Other comprehensive loss

Balance, December 31, 2003	524,619	5,000	26,427,910	26,000	359,000	60,365,000	(59,494,000)	(391,000)	870,000
Options exercised			791,532	1,000	(5,000)	141,000			137,000
Shares issued for services			66,666			46,000			46,000
Options issued for services					44,000				44,000
Shares and warrants issued for conversion of bridge loan			1,520,932	2,000	361,000	1,018,000			1,381,000
Shares and warrants issuable for private placement			12,264,158	12,000	3,564,000	2,544,000			6,120,000
Net loss for year ended 12/31/04							(2,656,000)		(2,656,000)
Foreign currency translation adjustment								(26,000)	(26,000)
Other comprehensive loss

Balance, December 31, 2004	524,619	$5,000	41,071,198	$41,000	$4,323,000	$64,114,000	$(62,150,000)	$(417,000)	$5,916,000

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Years Ended December 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(2,656)	$(791)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation and amortization	131	177
Common stock and stock options issued for services	90	89
Common stock issued for accrued interest	38	—
Gain on sale of investment	—	(8)
Discontinued operations	—	13
Amortization of deferred financing costs	654	—
Common stock warrants issued for financing fees	202	—
Changes in assets and liabilities:
Accounts receivable	(2,228)	(63)
Inventories	49	6
Other current assets	11	(1)
Accounts payable	(118)	288
Customer deposits	—	(13)
Accrued payroll, payroll taxes and other	505	104
Other assets	30	(30)

Net cash used by operating activities	(3,292)	(229)
Cash flows from investing activities:
Proceeds from sale of investment	—	62
Purchases of equipment	(47)	(13)
Additions to other assets	(262)	(147)

Net cash provided by (used for) investing activities	(309)	(98)
Cash flows from financing activities:
Cash received for stock and warrants issuable, net of financing charges	6,120	—
Short-term borrowings with warrants attached net of deferred financing charges	486	—
Proceeds from short-term borrowings	1,200	—
Proceeds from exercise of warrants	—	226
Proceeds from exercise of stock options	136	21

Net cash provided by financing activities	7,942	247
Other comprehensive gain (loss)—foreign currency translation	(26)	28

Net increase (decrease) in cash and cash equivalents	4,315	(52)
Cash and cash equivalents—beginning of period	372	424

Cash and cash equivalents—end of period	$4,687	$372

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued

(In thousands of dollars)

	For the Year Ended December 31,
	2004	2003
Supplemental cash flow disclosures:
Interest paid	$28	$—
Income taxes paid	$—	$—
Non-cash investing and financing:
Issuance of common stock for services	$46	$19
Issuance of warrants for financing fees	$202	$—
Issuance of stock options for accrued expenses and services	$44	$123
Debt discount on convertible bridge loans	$570	$—
Conversion of preferred stock into common stock	$—	$15
Expiration of warrants	$—	$1,582
Issuance of common stock for conversion of convertible bridge loans & accrued interest	$609	$—
Discontinued operations	$—	$13

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

1. Description of Business and Basis of Presentation

OXIS International, Inc. (“OXIS” or “the Company”) is a biopharmaceutical/nutraceutical company engaged in the development of research assays, diagnostics, nutraceutical and therapeutic products, which include new technologies applicable to conditions and/or diseases associated with oxidative stress. Oxidative stress is associated with an excess of free radicals, reactive oxygen species (“ROS”), and/or a decrease in antioxidant levels with a resultant development of tissue or organ damage. Oxidative stress can cause tissue injury by triggering cell death or inciting a tissue-damaging inflammatory response. The Company has invested significant resources to build an early and substantial patent position on both its antioxidant therapeutic technologies and selected oxidative stress assays.

Assays to measure markers of oxidative stress are manufactured by the Company in the United States and are sold directly to researchers and to distributors for resale to researchers, primarily in Europe, the United States and Japan. The Company previously sold pharmaceutical forms of superoxide dismutase (SOD) for human and research veterinary use but further sales of this product are not expected.

The Company is structured into two wholly owned subsidiaries, OXIS Health Products, Inc. and OXIS Therapeutics, Inc. The Company’s commercial health products business, which markets research and commercial diagnostic assays and fine chemicals to research and clinical laboratories and other customers, has been carried out by OXIS Health Products, Inc. The Company’s pharmaceutical and nutraceutical discovery and research business, which is focused on new drugs and compounds to treat diseases associated with tissue damage from free radicals and ROS, is being carried out by OXIS Therapeutics, Inc. As discussed in Note 12, Segment Reporting, the Company manages its business on the basis of one reportable segment: its health products and pharmaceutical products.

Consolidated within OXIS Health Products, Inc. is OXIS Instruments, Inc., incorporated in Pennsylvania. OXIS Instruments, Inc. closed in July 2001 at which time all employees of the instruments manufacturing facility were terminated. The final transactions of the business occurred in November 2003.

Consolidated within OXIS Therapeutics, Inc., incorporated in Delaware, is OXIS Acquisition Corporation, incorporated in Delaware; OXIS International, S.A., incorporated in France; OXIS Isle of Man Limited, incorporated in the Isle of Man and OXIS International (UK) Limited, incorporated in the United Kingdom. OXIS Acquisition Corporation holds the remaining assets of the Therox acquisition. OXIS International S.A. holds the remaining liability of the French acquisition. OXIS Isle of Man Limited holds the technology of the Bioxytech acquisition. OXIS International (UK) Limited was closed in July 2001, and discontinued business in December 2003. See Note 11.

Going Concern – At December 31, 2003, the Company’s auditors expressed a going concern qualification on the Company’s audited financial statements because of the Company’s negative working capital, history of recurring losses, and large accumulated deficit. The going concern qualification is not present with the Company’s audited financial statements at December 31, 2004 because of the Company’s positive working capital, large cash balance, and apparent ability to sustain itself for at least the next year.

2. Significant Accounting Policies

This summary of significant accounting policies of OXIS International, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principles of consolidation—The accompanying financial statements include the accounts of the Company as well as its subsidiaries. The functional currency of the Company’s French subsidiary is the Euro. The foreign subsidiaries’ assets and liabilities are translated at the exchange rates at the end of the year, and their statements of operations are translated at the average exchange rates during each year. Gains and losses resulting from foreign currency translation are recorded as other comprehensive income or loss and accumulated as a separate component of shareholders’ equity. All significant intercompany balances and transactions are eliminated in consolidation.

Cash equivalents—Cash equivalents consist of money market accounts with commercial banks.

Accounting method—The Company’s financial statements are prepared using the accrual method of accounting.

Inventories—Inventories are stated at the lower of cost or market. Cost has been determined by using the first-in, first-out method. Inventories at December 31, 2004 and 2003 consisted of the following:

	2004	2003
Raw materials	$121,000	$101,000
Work in process	23,000	65,000
Finished goods	102,000	129,000

Total	$246,000	$295,000

Property, plant and equipment—Property, plant and equipment is stated at cost. Depreciation of equipment is computed using the straight-line method over estimated useful lives of three to ten years. Leasehold improvements are amortized over the shorter of five years or the remaining lease term. Depreciation expense for the years ended December 31, 2004 and 2003 was $21,000 and $33,000, respectively.

Property, plant and equipment at December 31, 2004 and 2003, consisted of the following:

	2004	2003
Furniture and office equipment	$295,000	$305,000
Laboratory and manufacturing equipment	655,000	636,000
Leasehold improvements	63,000	63,000

Property, plant and equipment, at cost	1,013,000	1,004,000
Accumulated depreciation and amortization	(952,000)	(962,000)

Property, plant and equipment, net	$61,000	$42,000

Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company does not believe any adjustments are needed to the carrying value of its assets at December 31, 2004.

Research and development costs—Research and development costs are charged to operations as incurred.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Patents and technology for developed products—Technology for developed products acquired in business combinations is amortized over their estimated useful lives of seven to ten years. Accumulated amortization of technology for developed products was $1,530,000 and $1,431,000 as of December 31, 2004 and 2003, respectively. Patents are being amortized on a straight-line basis over the shorter of the remaining life of the patent or ten years. A total of $865,000 of patents pending approval is not currently being amortized. Accumulated amortization as of December 31, 2004 and 2003 is $35,000 and $42,000, respectively. In accordance with SFAS No. 144, the Company periodically reviews net cash flows from sales of products and projections of net cash flows from sales of products on an undiscounted basis to assess recovery of recorded cost of intangible assets.

Compensated absences—Employees of the Company are entitled to paid vacation, paid sick days and personal days off, depending on job classification, length of service, and other factors. The Company accrues vacation expense throughout the year and records the expense in accrued payroll.

Derivative instruments—The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB No. 133”, SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At December 31, 2004 and 2003, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Stock-based compensation—The Company accounts for stock issued for compensation in accordance with APB 25, “Accounting for Stock Issued to Employees.” Under this standard compensation cost is the difference between the exercise price of the option and fair market of the underlying stock on the grant date.

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” encourages the use of the fair value based method of accounting for stock-based employee compensation. Alternatively, SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees”, and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value based method of accounting had been applied to employee awards. The Company follows the fair valued based method for non-employee awards and has elected to continue to apply the provisions of APB Opinion 25 and provide the disclosures required by SFAS No. 123 and SFAS No. 148, “Accounting for Stock-

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Based Compensation—Transition and Disclosure.” The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all awards:

	Year Ended December 31,
	2004	2003
Net loss:
As reported	$(2,656,000)	$(791,000)
Stock-based employee compensation determined under the fair value based method	(324,000)	(490,000)

Pro forma	$(2,980,000)	$(1,281,000)

Net loss per share—basic and diluted:
As reported	$(0.10)	$(0.04)
Pro forma	$(0.11)	$(0.07)

For the purpose of computing the pro forma expense, the fair value of each option is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Grants issued in
	2004	2003
Dividend yield	0%	0%
Expected volatility	73%	107%
Risk-free interest rate	4.25%	4.7%
Expected lives	10 years	10 years
Weighted average grant-date fair value of Options granted during the period (including non-employees)	$0.46	$0.35

Product sales—The Company manufactures, or has manufactured on a contract basis, products that are sold to customers. The Company recognizes revenue from sales when there is persuasive evidence that an arrangement exists, services have been rendered, the seller’s price to the buyer is determinable, and collectibility is reasonably assured.

Intellectual Property License Fees—The Company recognizes license fee revenue for licenses to our intellectual property when earned under the terms of the agreements. Generally, revenue is recognized upon transfer of the license unless we have continuing obligations for which fair value cannot be established, in which case the revenue is recognized over the period of the obligation. If there are extended payment terms, we recognize license fee revenue as these payments become due. The Company considers all arrangements with payment terms extending beyond twelve months not to be fixed or determinable. In certain licensing arrangements there is provision for a variable fee as well as a non-refundable minimum amount. In such arrangements, the amount of the non-refundable minimum guarantee is recognized upon transfer of the license and collectibility is reasonably assured unless we have continuing obligations for which fair value cannot be established and the amount of the variable fee in excess of the guaranteed minimum is recognized as revenue when it is fixed and determinable.

Royalties—We recognize royalty revenue based on reported sales by third party licensees of products containing our materials, software and intellectual property. If there are extended payment terms, royalty revenues are recognized as these payments become due. Non-refundable royalties, for which there are no further performance obligations, are recognized when due under the terms of the agreements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts receivable—The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions.

The Company’s policy allows the accrual of interest on trade receivables 30 days after due date. A receivable is considered past due if payments have not been received by the terms set by the Company. When all internal collection efforts have been exhausted, accounts are written off as uncollectible and turned over for collection. Interest is assessed at the discretion of the Company.

Advertising and promotional fees—Advertising expenses consist primarily of costs incurred in the design, development, and printing of Company literature and marketing materials. The Company expenses all advertising expenditures as incurred. The Company’s advertising expenses were $1,000 and $14,000 for the years ended December 31, 2004 and 2003, respectively.

Income taxes—Deferred income taxes, reflecting the net tax effects of temporary differences between the carrying amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes, are based on tax laws currently enacted. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. See Note 10.

Net loss per share—Net loss per share is computed based upon the weighted average number of common shares outstanding (“basic”) and, if dilutive, the incremental shares issuable upon the assumed exercise of stock options or warrants and the assumed conversion of preferred stock (“dilutive”). Due to the net losses in 2004 and 2003, the computation of dilutive net loss per share is antidilutive and therefore is the same as basic.

Possible common stock dilutions include the following:

Preferred stock Series B	85,678 shares
Preferred stock Series C	27,800 shares
Warrants	15,927,833 shares
Qualified Stock Option	3,924,975 shares
Non-qualified Stock Option	747,888 shares

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date of the financial statements are published and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Fair value of financial instruments—The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, inventories, prepaid and other current assets, notes payable, customer deposits and accounts payable, accrued payroll and payroll taxes, and other accrued liabilities approximates fair value due to the short-term nature of the accounts.

Reclassification—Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

New Accounting Pronouncements—In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion; however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetrary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends FASB statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This statement also amends FASB Statement No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensations.” This statement supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company has not yet determined the impact to its financial statements from the adoption of this statement.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have any immediate material impact on the Company.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (hereinafter “SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company’s adoption of this statement did not have an impact on the financial statements of the Company.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the financial statements of the Company.

3. Notes Payable to Shareholders

Notes payable to shareholders at December 31, 2004 and 2003 included a $160,000, 8% unsecured note which was originally due in May 1997 and is, therefore, delinquent. The note is currently due on demand.

Notes payable to shareholders at December 31, 2004 includes the Axonyx loan, described more fully in Note 5.

4. Convertible Bridge Loans

On January 9, 2004, the Company received $570,000 in loans and issued promissory notes convertible into 1,425,000 shares of the Company’s common stock (or more in the event of a default by the Company). The Company also issued warrants to the lenders exercisable for up to 1,250,000 shares of common stock, plus additional shares for accrued interest, at an exercise price of $0.50 per share. The Company received notice on December 30, 2004, that all lenders had signed irrevocable letters of intent to convert their promissory notes and accrued interest into common stock. As a result, the Company has issued 1,520,932 shares of common stock to the noteholders upon receipt of cancelled promissory notes. In connection with the note holders converting their notes to common stock, the Company issued 760,467 warrants. Each warrant entitles the holder to purchase one share of the Company’s common stock for $1.00 for a period of five years. These warrants were valued at approximately $202,000 and have been included in financing fees for the year ended December 31, 2004.

5. Axonyx Loan

On June 1, 2004, the Company secured a $1,200,000 loan from its majority shareholder, Axonyx Inc. The note underlying the loan bears interest of 7% per annum, payable quarterly, matures on May 31, 2005, and is secured by the Company’s intellectual property.

In the event that the Company completed an equity or convertible debt financing approved by Axonyx, which results in net proceeds to the Company of at least $2,000,000, the Company’s indebtedness to Axonyx would become immediately due and payable.

Due to the completed private placement in January 2005 of 12,264,158 shares of its common stock for $6,500,000, the Company paid, to Axonyx, the full amount of the note, plus interest due, in cash on January 6, 2005. See Note 6.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Shareholders’ Equity

Common Stock—Each share of common stock is entitled to one vote at the Company’s annual meeting of stockholders.

During the year ended December 31, 2004, a total of 791,532 shares of common stock were issued to employees and consultants upon the exercise of stock options at an average price of $0.18 per shares. A total of 66,666 shares were issued to a consultant for services valued at $47,000, or $0.71 per share. A total of 1,520,932 shares were issuable at December 31, 2004 for the conversion of short-term bridge loans and accrued interest. In addition, a total of 12,264,158 shares were issuable at December 31, 2004 (subsequently issued during January 2005), at $0.53 per share, for the private placement of equity on December 30, 2004. As of December 31, 2004, the Company had received, from a private placement of its stock, $4,250,000 in cash and a receivable of $2,250,000 that was subsequently collected in January 2005. In addition, within the conditions of the private placement, a total of 12,877,364 warrants were issued for common stock. Fifty percent of the warrants bear an exercise price of $0.66 and the other fifty percent bear an exercise price of $1.00. The warrants contain a provision that, if at any time after one year from the date of issuance of the warrant there is no effective Registration Statement registering, or no current prospectus available for, the resale of the warrant shares by the holder, then the holder of the warrants may elect a cashless exercise of the warrants based on the market value of the Company’s common shares at the time of exercise.

Preferred Stock—The 428,389 outstanding shares of Series B preferred stock are convertible into and have voting rights equivalent to 85,678 shares of common stock. The Series B preferred stock has certain preferential rights with respect to liquidation and dividends. Holders of Series B preferred stock are entitled to noncumulative annual dividends at the rate of $0.115 per share if and when declared by the Company’s board of directors. No dividends to Series B preferred stockholders were issued or unpaid during 2004.

The 96,230 shares of Series C preferred stock are convertible into 27,800 shares of the Company’s common stock at the option of the holders at any time. The conversion ratio is based on the average closing bid price of the common stock for the fifteen consecutive trading days ending on the date immediately preceding the date notice of conversion is given, but cannot be less than .20 or more than .2889 common shares for each Series C preferred share. The conversion ratio may be adjusted under certain circumstances such as stock splits or stock dividends. The Company has the right to automatically convert the Series C preferred stock into common stock if the average closing bid price of the Company’s common stock on the Nasdaq National Market for 15 consecutive trading days exceeds $13.00. Each share of Series C preferred stock is entitled to the number of votes equal to .26 divided by the average closing bid price of the Company’s common stock during the fifteen consecutive trading days immediately prior to the date such shares of Series C preferred stock were purchased. In the event of liquidation, the holders of the Series C preferred stock shall participate on an equal basis with the holders of the common stock (as if the Series C preferred stock had converted into common stock) in any distribution of any of the assets or surplus funds of the Company. The holders of Series C preferred stock are entitled to noncumulative dividends after the payment of dividends on Series B preferred stock if and when declared by the Company’s board of directors. No dividends to Series C preferred stockholders were issued or unpaid during 2004.

On March 7, 2002, the Company consummated the sale of all 1,500,000 shares of its Series F preferred stock to Meridian Financial Group L.L.P. (“Meridian”) at a price of $1 per share, paid in cash. Each share of Series F preferred stock was initially convertible into ten (10) shares of the Company’s common stock. As part of the sale, the Company also issued a warrant granting Meridian the right to purchase up to 1.5 million shares of common stock at $1.00 per share. In June 2003, Meridian converted its shares of Series F preferred stock into 15,000,000 shares of the Company’s common stock and distributed such shares, and the 1,500,000 warrants, to its members/investors and to Triax Capital Management, Inc. as managing member.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Warrants—During July 2003, the board of directors of the Company offered all holders of warrants a reduced exercise price for a limited period of time. The exercise price for these warrants was reduced to $0.20 per share, and the maturity date for 598,449 warrants issued in 1998 was extended to August 11, 2003. The exercise price for these warrants was previously $1.00 per share. All warrants issued prior to July 1998 had lapsed and were not affected by this board action. The decrease of exercise price did not result in any change to the outstanding value of the warrants. Pursuant to the offered reduced exercise price, a total of 1,133,000 warrants were exercised at an aggregate purchase price of $226,600. As part of the offer, with each share of stock issued one new warrant was issued having a $1.00 exercise price and a two-year life.

During January 2004, the Company issued warrants to purchase 712,500 common shares at an exercise price of $1.00 in connection with the bridge loans. Each warrant bears a five-year life.

During December 2004, the Company issued warrants to purchase 760,469 common shares at an exercise price of $1.00 in connection with the conversion of the bridge loans to common stock. Each warrant bears a five-year life.

Warrants to purchase 1,985,678 common shares at an exercise price of $1.00 were issued in connection with the sale of common shares during 1998 expired in April and May 2003.

Warrants to purchase 1,454,449 common shares at an exercise prices of $1.00 were issued in connection with the sale of common shares during 2000 expired in May 2003.

Stock Options—The Company has a stock incentive plan under which 4,250,000 shares of the Company’s common stock are reserved for issuance (the “1994 Plan”). The 1994 Plan permits the Company to grant stock options to acquire shares of the Company’s common stock, award stock bonuses of the Company’s common stock, and grant stock appreciation rights. This Plan expired during 2003 and no further issuances will occur.

During the 2003 annual meeting of stockholders held in June 2003, the stockholders approved the adoption of the 2003 Stock Incentive Plan (“2003 Plan”), effective July 1, 2003. The 2003 Plan, under which 3,300,000 shares of the Company’s common stock is reserved, permits the Company to grant stock options to acquire shares of the Company’s common stock, award stock bonuses of the Company’s common stock, and grant stock appreciation rights.

At December 31, 2004, options issued pursuant to the 1994 Plan to acquire 2,785,506 shares of common stock at exercise prices ranging from $0.085 to $15.30, and options issued pursuant to the 2003 Plan to acquire 1,139,469 shares of common stock at exercise prices ranging from $0.45 to $0.69 remained outstanding. Options issued outside the Plans are outstanding to acquire 747,888 shares of common stock at exercise prices of $0.085 to $8.438.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options granted and outstanding under the plans as of December 31 are summarized as follows:

	2004		2003
	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding at beginning of year	3,707,911	$0.89	2,834,041	$1.28
Granted	1,120,000	0.54	1,520,469	.39
Exercised	741,532	(0.18)	(111,465)	(.14)
Forfeitures	161,404	(2.95)	(535,134)	(1.68)

Outstanding at end of year	3,924,975	$0.84	3,707,911	$0.89

Exercisable at end of year	3,444,531	$0.88	3,328,686	$0.94

Fair market value of options granted during the year	$0.46			$0.35

The number of shares under option, weighted average exercise price and weighted average remaining contractual life of all options outstanding as of December 31, 2004, by range of exercise price were as follows:

Range of exercise price	Shares	Weighted average exercise price	Weighted average remaining life
$ 0.08 – $ 0.88	3,444,425	$ 0.39	8.36 years
$ 1.38 – $ 1.91	242,750	$ 1.88	5.12 years
$ 2.50 – $ 4.53	107,000	$ 3.22	3.24 years
$ 5.78 – $ 8.45	115,800	$ 8.00	1.39 years
$11.41 – $15.30	15,000	$13.74	.98 years

The number of shares under option and weighted average exercise price of options exercisable as of December 31, 2004, by range of exercise price was as follows:

Range of exercise price	Shares	Weighted average exercise price
$ 0.08 – $ 0.88	2,963,981	$ 0.37
$ 1.38 – $ 1.91	242,750	$ 1.88
$ 2.50 – $ 4.53	107,000	$ 3.22
$ 5.78 – $ 8.45	115,800	$ 8.00
$11.41 – $15.30	15,000	$13.74

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2004, the Company had the following additional stock options outstanding that were not issued pursuant to its stock incentive plans.

Year Granted	# Options	Exercise Price Range	Year of Expiration
1996	7,000	$8.44	2006
2000	25,000	$1.38	2005
2001	78,438	$0.085	2011
2002	57,730	$0.12 to $0.22	2007
2002	7,500	$0.25	2005
2002	1,500	$0.15	2012
2003	205,000	$0.15 to $0.31	2006
2003	300,000	$0.14	2008
2003	46,000	$0.15 to $0.53	2013
2004	4,720	$0.63	2007
2004	15,000	$0.41	2014

7. Other Income

During the first quarter of 2003, the Company sold its equity interest in Caprius Inc., resulting in other income of $8,000.

8. License Agreement

On September 28, 2004, the Company and HaptoGuard Inc. (“HaptoGuard”) entered into a license agreement relating to the Company’s proprietary compound BXT 51072 and related compounds. Under the agreement, HaptoGuard has exclusive worldwide rights to develop, manufacture and market BXT-51072 and related compounds from the Company’s library of such antioxidant compounds. Further, HaptoGuard is responsible for worldwide product development programs with respect to licensed compounds. HaptoGuard has paid the Company an upfront license fee of $450,000. The agreement provides that HaptoGuard must pay royalties to the Company, as well as additional fees for the achievement of development milestones in excess of $21 million if all milestones are met and regulatory approvals are granted. However, there can be no assurances that royalty payments will result or that milestone payments will be realized.

9. Change of Control

During the first quarter of 2004, Axonyx Inc. (“Axonyx”) acquired approximately 52.3% of the issued and outstanding shares of the Company’s common stock. Marvin S. Hausman, M.D., Axonyx chairman and chief executive officer, separately held approximately an additional 4.4% of the Company’s issued and outstanding shares of common stock. Axonyx holdings were decreased to approximately 34% following a private placement of equity (completed in January 2005) consisting of 12,264,158 shares of the Company’s common stock. Together with shares of the Company’s common stock held by Dr. Hausman, the Axonyx affiliated group, at December 31, 2004, controlled approximately 37% of the Company’s voting stock.

10. Income Taxes

Deferred Taxes—Deferred taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of significant items comprising the Company’s deferred taxes as of December 31 were as follows:

	2004	2003
Deferred tax assets:
Federal net operating loss carryforward and capitalized research and development expenses	$10,867,000	$9,587,000
Federal R&D tax credit carryforward	457,000	491,000
State net operating loss carryforward and capitalized research and development expenses	1,246,000	1,127,000
Other	80,000	55,000
Deferred tax liabilities—book basis in excess of noncurrent assets acquired in purchase transactions	(142,000)	(142,000)

Deferred tax assets before valuation	12,508,000	11,118,000
Valuation allowance	(12,508,000)	(11,118,000)

Net deferred tax assets	$—	$—

The prospective tax benefits of the net operating losses of $15,410,000 which existed at the date of acquisition (September 7, 1994) of the French subsidiary will be recorded as a reduction of income tax expense when and if realized. Due to the closure of the French subsidiary’s operations in early 1999, it is unlikely that the Company will ever realize any benefit from the French subsidiary’s operating loss carryforwards.

The prospective tax benefits of the net operating losses of $1,032,000 which existed at the date of acquisition (December 31, 1997) of Innovative Medical Systems Corp. will be recorded as a reduction of the net unamortized balance of property, plant and equipment and intangible assets of $465,000 when and if realized.

Statement of Financial Accounting Standards No. 109 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s history of operating losses, management has provided a valuation allowance equal to its net deferred tax assets.

Tax Carryforwards—At December 31, 2004, the Company had net operating loss carryforwards of approximately $14,614,000 to reduce United States federal taxable income in future years, and research and development tax credit carryforwards of $457,000 to reduce United States federal taxes in future years. These carryforwards expire as follows:

Year of expiration	United States net operating loss carryforward	R&D tax credit carryforward
2005	$25,000	$46,000
2006	44,000	176,000
2007	4,000	18,000
2008	675,000	6,000
2009-2024	13,866,000	211,000
No expiration	—	—

	$14,614,000	$457,000

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2002, the Company issued preferred stock with voting rights, which would be regarded as a control change under the Internal Revenue Code (IRC). Under IRC Section 382, a control change will limit the utilization of the net operating losses. The Company has not determined the effects of any limitations on the value of net operating losses or any tax credits outstanding prior to the control change.

11. Discontinued Operations

During December 2003, the Company made the decision to discontinue the operations of its United Kingdom subsidiary. As the result of this decision, there is a loss of $13,000 for accumulated translation adjustments in 2003.

12. Segment Reporting

The Company determines and discloses its segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (hereinafter “SFAS No. 131”) which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for two segments in prior years and the first quarter of 2004 and accordingly, separate segment information was presented.

The Company currently manages its business on the basis of one reportable segment: its health and pharmaceutical products. The Company’s executives use consolidated results of the Company’s operations to make decisions affecting the development, manufacturing, and marketing of this business.

While the Company has historically been organized into two reportable segments (health products and therapeutic development), the Company manages its operations in one segment in order to better monitor and manage its basic business: the development and sale of research diagnostics, nutraceutical and therapeutic products.

13. Concentrations

Bank Accounts—The Company maintains cash in money market accounts. The funds on deposit are not insured by the FDIC, and therefore, approximately $4,687,000 is at risk on December 31, 2004.

Customers—In 2004, approximately 40% of the Company’s sales were attributable to six customers. In 2004, approximately 11% of the Company’s total sales were from one distributor located outside of the United States.

14. Commitments and Contingencies

The Company leases its facilities in Oregon under an operating lease that expires in November 2005. Minimum lease payments to which the Company is committed is $122,000 in 2005. Rental and occupancy expenses included in the accompanying statements of operations were $134,000 in 2004 and $152,000 in 2003.

The Company has an agreement with its acting Chief Operating Officer that calls for monthly payments of $25,000, plus expenses, and which can be terminated by either party on one week’s notice.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 1995, the Company consummated the acquisition of Therox Pharmaceuticals, Inc. (“Therox”) wherein Therox was merged with and into a wholly owned subsidiary of the Company. In addition to the issuance of its common stock to Therox shareholders, the Company agreed to make payments of up to $2,000,000 to the Therox stockholders based on the successful commercialization of Therox technologies. As of December 31, 2004, no additional payments have been made. The Company has not recorded a liability associated with this agreement because the Company does not believe that it has successfully commercialized any of the Therox technologies acquired.

In 1997, the Company acquired all of the outstanding common stock of Innovative Medical Systems Corp. (“IMS”) in exchange for 200,000 shares of the Company’s common stock issued immediately and additional shares to be issued. The name of IMS was changed to OXIS Instruments, Inc. during 1998. Additional common shares were to be issued to former IMS shareholders annually through 2003 depending on, among other things, future annual revenues of OXIS Instruments Inc. through 2002 and on the market price of the Company’s common stock. During 2003, the Company issued 100,000 shares (the minimum number of shares required under the original agreement) to the former IMS shareholders. The Company does not believe that additional shares are or will be required to be issued to these shareholders.

French filing obligations -In 1997, the Company completed an offering of its common stock to European investors, and listed the resulting shares on the Nouveau Marché in France. The Company was notified that a Paris lower court (Tribunal de grande instance de Paris) on November 12, 2003, issued an order (the “Order”) requiring the Company (i) to file its 2002 Document de Reference (“2002 Reference Document”) as required under French law and the regulations of the Autorité des Marchés Financiers (the “AMF”), the French regulatory agency overseeing the Nouveau Marché, within eight days of the court’s Order (“filing deadline”) and (ii) if the Company has not filed with the AMF its 2002 Reference Document by the filing deadline, to pay a fine of 1,500 Euros for each day until it files its 2002 Reference Document with the AMF. Following the issuance of the Order, the Company (1) filed its 2002 Reference Document with the AMF and received written confirmation that its 2002 Reference Document has been registered and (2) appealed the Order to the extent that it imposed fines on the Company. The Company has since dismissed its appeal of the Order, and during the first quarter of 2004 paid approximately $11,600 in settlement of any obligation to pay fines under the Order.

The AMF also engaged in a separate investigation relating to the Company’s failing to file financial and other disclosure information as required under French law from 1999 through 2002 (the “Investigation”). At a hearing before the Disciplinary Commission of the AMF on June 17, 2004 the Disciplinary Commission considered a report of the AMF investigator recommending that the Disciplinary Commission impose a fine of not less than 100,000 Euro. Following the hearing, the Disciplinary Commission ordered the Company to pay a fine of 50,000 Euro (approximately $62,000) with respect to the Company’s failure to file financial and other disclosure information as required under French law from 1999 through 2002. The Company did not appeal this order and the fine has been paid. As of December 31, 2004, the Company has recorded approximately $183,000 related to the defense and settlement of this investigation, including foreign legal expenses of $121,000 and fines imposed by the AMF of $62,000. These charges are recorded as a separate line item under Operating Expenses.

The Company and its subsidiaries are also parties to various other claims in the ordinary course of business. The Company does not believe that there will be any material impact on the Company’s financial position, results of operations or cash flows as a result of these claims.

15. Restructuring Charges

Restructuring charges related to the Axonyx change of control include legal ($196,000), management consulting ($34,000), travel ($8,000), executive search ($22,000) and severance expenses ($345,000).

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Revenue Concentrations

As discussed in Note 8, the Company signed an exclusive license agreement during the third quarter of 2004, resulting in revenues of $450,000, or 19% of total revenues for 2004. There can be no assurances that future milestone events and payments will be realized or that the Company may be able to enter into additional future license agreements.

17. Subsequent Events

Axonyx loan—Under the terms of the note, the Company agreed to pay Axonyx $1.2 million plus accrued interest upon the receipt by the Company of at least $2,000,000 in net proceeds from a debt or equity offering. The equity funding of the private placement on December 30, 2004 is a triggering event requiring repayment of the indebtedness represented by the note. On January 6, 2005, after the closing of the transaction, the Company repaid the indebtedness represented by the note in full by paying to Axonyx $1,222,380.

Other matters—An issuance of 94,961 shares of common stock at approximately $0.20 per share is expected to take place during 2005 in settlement of an accounts payable debt of $19,000.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

25,141,524 SHARES

OF OUR

COMMON STOCK

OXIS International, Inc.

6040 N. Cutter Circle, Suite 317

Portland, Oregon 97217

(503) 283-3911

PROSPECTUS

                        , 2005

PA RT II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnif ication of Directors and Officers.

As permitted by Delaware law, the Company’s Certificate of Incorporation provides that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil, criminal, administrative or investigative proceeding brought against them on account of their being or having been Company directors or officers to the fullest extent permitted by Delaware law. Further, the Company has entered into an Indemnification Agreement with each of its directors providing, among other things, for indemnification and advancement of certain litigation-related expenses.

We maintain directors and officers liability insurance with an aggregate coverage limit of $4,000,000. Directors and officers of the Company may also be covered by directors and officers liability insurance coverage of Axonyx, the aggregate coverage limits of which are $25,000,000, for period during which the Company’s directors and officers meet the definition of insureds under such policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Oth er Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$1,835.41
Accounting fees and expenses	4,000.00	*
Legal fees and expenses	50,000.00	*

TOTAL	$55,835.41

*	Estimated.

Item 26. Recent Sales of Unregistered Se curities.

Bridge Loan Transaction

On January 14, 2004, the Company completed a private placement of securities, pursuant to which (i) certain bridge loan investors (“Note Holders”) paid to the Company $570,000 in the aggregate, (ii) the Company issued promissory notes (“Notes”) due on the first anniversary date of issuance or immediately on an acquisition, bearing 7% interest per annum, to the investors in principal amount of $570,000 in the aggregate, which promissory notes are convertible in due course into Company common stock at a rate of one share for each $0.40 of principal and interest outstanding (the “Conversion Price”), or in the Event of Default (as defined in the Notes) by the Company, into Company common stock at a rate of one share for each $0.15 of principal and interest outstanding, and (iii) the Company issued warrants to the investors, exercisable for up to 712,500 shares of common stock at an exercise price of $0.50 per share.

On December 30, 2004, the Company received notices from each of the Note Holders electing under the terms of such Notes to convert all debt under the Notes plus related accrued interest into an aggregate of 1,520,932 shares of Common Stock of the Company. In connection with the Note Holders to election to convert such debt, the Company agreed to issue to the Note Holders warrants exercisable for a period of five years for the purchase of up to an aggregate of 760,469 shares of the common stock of the Company at an exercise price of $1.00 per share.

The private placement of the securities to Note Holders was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, and Rule 506 promulgated by the SEC under the Securities Act.

Private Placement Transaction

On December 30, 2004, the Company entered into definitive agreements with investors relating to the private placement of $6.5 million of its securities through the sale of 12,264,158 shares of its common stock at $0.53 per share. On January 6, 2005, the Company and the investors closed the private placement transaction. The transaction resulted in the issuance on or about January 10, 2005 of 12,264,158 shares of the Company’s common stock for which the Company has received gross proceeds of $0.53 per share. In addition, on January 6, 2005, the Company issued to the purchasers in the private placement transaction warrants to purchase an additional 12,264,158 shares of the common stock of the Company, 50% at an exercise price of $0.66 per share and 50% at an exercise price of $1.00 per share.

Upon the closing of the private placement transaction, as partial consideration for services rendered as the placement agent for the private placement transaction, the Company issued to Rodman & Renshaw, LLC a warrant to purchase 306,604 shares of Common Stock of the Company at an exercise price of $0.66 per share and a warrant to purchase 306,604 shares of Common Stock of the Company at an exercise price of $1.00 per share.

The offer, sale and issuance of securities to the purchasers in the private placement was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, and Rule 506 promulgated by the SEC under the Securities Act.

Item 27. Exhibits.

The following exhibits are included as part of this Form SB-2. References to the “Company” in this Exhibit index means OXIS International, Inc., a Delaware corporation.

Exhibit Number		Description of Document	Page Number

2	(a)	Share Exchange Agreement by and among Innovative Medical Systems Corp., OXIS International, Inc. and each of the shareholders who are signatories thereto	(1)

3	(a)	Restated Certificate of Incorporation as filed in Delaware September 10, 1996 and as thereafter amended through March 1, 2002	(2)

3	(b)	Bylaws of the Company as restated effective September 7, 1994 and as amended through April 29, 2003	(3)

4	(a)	Forms of Common Stock and Warrant Purchase Agreement, Warrant to Purchase Common Stock, and Registration Rights Agreement Regarding Private Placement March-April, 2000	(4)

5	(a)	Opinion regarding Legality	*

10	(a)	OXIS International, Inc. Series B Preferred Stock Purchase Agreement dated July 18, 1995	(5)

10	(b)	Series C Preferred Stock Subscription and Purchase Agreement (form); dated April 1996 (1,774,080 shares in total)	(6)

10	(c)	Form of Promissory Notes dated March 27, 1997—April 24, 1997	(7)

10	(d)	Subscription Agreement, Warrant to Purchase Common Stock and Form of Subscription dated July 2003—August 2003	(10)

10	(e)	Executive Separation and Employment Agreement dated April 3, 2000, between the Company and Ray R. Rogers	(8)

10	(f)	Addendum to Executive Separation and Employment Agreement between OXIS International, Inc. and Ray R. Rogers dated August 1, 2001	(9)

10	(g)	Employment Agreement between OXIS International, Inc. and Ray R. Rogers dated June 1, 2003	(10)

10	(h)	Employment Agreement between OXIS International, Inc. and Sharon Ellis dated June 1, 2003	(10)

10	(i)	Note and Warrant Purchase Agreement, Form of Convertible Promissory Note and Form of Warrant to Purchase Common Stock dated January 9, 2004	(10)

10	(j)	Form of Loan Agreement, Promissory Note and Security Agreement between OXIS International, Inc. and Axonyx, Inc. dated June 1, 2004	(11)

10	(k)	Separation, Retirement and Consulting Agreement between Oxis International, Inc. and Ray R. Rogers, dated June 21, 2004	(12)

10	(l)	Separation Agreement between OXIS International, Inc. and Sharon Ellis, dated July 13, 2004	(12)

10	(m)	License Agreement between OXIS International, Inc. and Haptoguard, dated September 29, 2004 **	(13)

10	(n)	Securities Purchase Agreement, Registration Rights Agreement and Form of Common Stock Warrant, dated December 30, 2004	(14)

Exhibit Number		Description of Document	Page Number

10	(o)	Consulting Agreement between OXIS International, Inc. and Manus O’Donnell, dated October 14, 2004	*

10	(p)	Form of Indemnification Agreement between OXIS International, Inc. and it’s Officers and Directors	*

10	(q)	Ninth Amendment to Lease between OXIS International, Inc. and Rosan, Inc. dated November 11, 2004	*

21	(a)	Subsidiaries of OXIS International, Inc.	*

23	(a)	Independent Auditors’ Consent	*

(1)	Incorporated by reference to the Company’s Form 8-K Current Report, dated January 15, 1998.
(2)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.
(3)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
(4)	Incorporated by reference to the Company’s Form 8-K Current Report dated March 3, 2000.
(5)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.
(6)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.
(7)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.
(8)	Incorporated by reference to the Company’s Form S-3 Registration Statement No. 333-40970 filed July 7, 2000 and effective December 22, 2000.
(9)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.
(10)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.
(11)	Incorporated by reference to the Company’s Form 8-K Current Report dated June 9, 2004.
(12)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.
(13)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004.
(14)	Incorporated by reference to the Company’s Form 8-K/A Current Report dated February 8, 2004.
*	Filed with this Registration Statement.
**	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment.

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

1.	Include any prospectus required by Section 10(a)(3) of the Securities Act;

2.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

3.	Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Portland, State of Oregon.

Date: February 25, 2005	OXIS INTERNATIONAL, INC., a Delaware corporation

	By:	/S/ MARVIN S. HAUSMAN, M.D.
Marvin S. Hausman, M.D., Acting Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/S/ MARVIN S. HAUSMAN, M.D. Marvin S. Hausman, M.D.	Acting Chief Executive Officer, Chairman of the Board and Acting Chief Financial Officer (principal executive officer and principal financial and accounting officer)	February 25, 2005

/S/ S. COLIN NEILL S. Colin Neill	Director	February 25, 2005

/S/ TIMOTHY C. RODELL, M.D. Timothy C. Rodell, M.D.	Director	February 25, 2005